UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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COCA-COLA ENTERPRISES, INC.

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2500 Windy Ridge Parkway
Atlanta, Georgia 30339

2015 Notice of Annual Meeting and Proxy Statement

2500 Windy Ridge Parkway
Atlanta, Georgia 30339

March 11, 2015

Dear Fellow Shareowner:
You are cordially invited to attend the annual meeting of shareowners of Coca-Cola Enterprises, Inc., to be held at 8:00 a.m., Eastern Daylight Time, on Tuesday, April 28, 2015, at the Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia.
This booklet includes the formal notice of the meeting as well as the proxy statement. The proxy statement gives you information about the formal items of business to be voted on at the meeting and other information relevant to your voting decisions.
We are providing our shareowners access to the proxy materials and our 2014 annual report over the internet. This allows us to provide you with the annual meeting information you need in a fast and efficient manner, while reducing the environmental impact of our annual meeting. On or about March 18, 2015, we will mail to shareowners a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2014 annual report online and how to vote online. If you receive such a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. However, the Notice contains instructions on how to request to receive printed copies of these materials and a proxy card by mail.
Your vote is very important to us. Regardless of the number of shares you own, please vote. You can vote your shares by internet, toll-free telephone call, or, if you request that the proxy materials be mailed to you, by completing, signing and returning the proxy card enclosed with those materials. Please see page 2 of the proxy statement for more detailed information about your voting options.

Very truly yours,

Chairman and Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF SHAREOWNERS
Time and Date:	8:00 a.m., Eastern Daylight Time, Tuesday, April 28, 2015
Place:	Cobb Energy Performing Arts Centre 2800 Cobb Galleria Parkway Atlanta, Georgia
Matters to be Voted upon:
●	Election as directors of the twelve nominees named in the accompanying proxy statement for terms expiring at the 2016 annual meeting of shareowners;
●	Approval, by non-binding advisory vote, of our executive officers' compensation;
●	Ratification of our Audit Committee’s appointment of our independent registered public accounting firm for 2015; and
●	Any other business properly brought before the meeting and any adjournments of it.
Record Date:	March 2, 2015 Only shareowners of record as of the close of business on this date are entitled to vote.
Whether or not you plan to attend the meeting, we encourage you to vote as promptly as possible by the internet or by telephone. If you request a printed copy of the proxy materials, you may complete and return by mail the proxy or voting instruction card you will receive in response to your request, or you can vote by the internet or by telephone. If you attend the meeting and wish to change your vote, you can do so by voting in person at the meeting.

Suzanne N. Forlidas
Vice President, Secretary and Deputy General Counsel

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREOWNERS

The annual meeting of our shareowners will be held at 8:00 a.m., Eastern Daylight Time, on Tuesday, April 28, 2015, at the Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia.

We are furnishing this proxy statement to our shareowners in connection with the solicitation of proxies by our board of directors for the 2015 annual meeting of shareowners on that date, and any adjournment or postponement of the meeting. Our 2014 annual report accompanies this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 28, 2015.
This proxy statement and the 2014 annual report are first being made available on our website at www.cokecce.com, or mailed to shareowners who have requested paper copies, on or about March 18, 2015. Other information on our website does not constitute part of this proxy statement.

MEETING AND VOTING HIGHLIGHTS

The Annual Meeting

Time and Date:	8:00 a.m., Eastern Daylight Time, Tuesday, April 28, 2015
Place:	Cobb Energy Performing Arts Centre 2800 Cobb Galleria Parkway Atlanta, Georgia
Record Date:	March 2, 2015

Purpose of Meeting
This is the annual meeting of the company’s shareowners. At the meeting, we will be voting upon:

		Board's Recommendation	Votes Required for Approval
PROPOSAL 1:	Election of directors whose terms will expire in 2016	FOR each nominee	Majority of votes cast FOR than AGAINST
PROPOSAL 2:	Approval, by a non-binding advisory vote, of our executive officers' compensation	FOR	Majority of shares present and entitled to vote
PROPOSAL 3:	Ratification of our Audit Committee’s appointment of our independent registered public accounting firm for 2015	FOR	Majority of shares present and entitled to vote
Our board of directors strongly encourages you to exercise your right to vote on these matters. Your vote is important.

Who May Vote
Common stock shareowners of Coca-Cola Enterprises, Inc. whose shares are recorded directly in their names in our stock register (“shareowners of record”) at the close of business on March 2, 2015, may vote their shares on the matters to be acted upon at the meeting. Shareowners who hold shares of our common stock in “street name,” that is, through an account with a bank, broker, or other holder of record, as of such date may direct the holder of record how to vote their shares at the meeting by following the instructions that the street name holders will receive from the holder of record.
A list of shareowners entitled to vote at the meeting will be available for examination at our principal executive offices located at 2500 Windy Ridge Parkway, Atlanta, Georgia 30339, for a period of at least 10 days prior to the meeting and during the meeting. The stock register will not be closed between the record date and the date of the meeting.

How to Vote
If you meet the above qualification, you may vote in one of the following four ways:

BY INTERNET	BY PHONE	BY MAIL	ATTEND THE MEETING
:	(	+	?

Go to www.proxyvote.com 24/7 and follow the instructions. You need the 12-digit control number included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form sent to you. Voting will be available until 11:59 p.m., EDT, April 27, 2015.

Call toll-free 1-800-690-6903, 24/7, and follow the instructions. You need the 12-digit control number included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form sent to you. Voting will be available up until 11:59 p.m., EDT, on April 27, 2015.
You can vote by marking, dating and signing your proxy card and returning it by mail in the postage-paid envelope provided. Please mail these items to allow delivery prior to the meeting.
Whether you are a shareowner of record or a street name holder, you may vote your shares at the annual meeting if you attend in person. See “What do I need to bring with me in order to attend the annual meeting?” on page 54.

To allow sufficient time for voting, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time, on April 27, 2015.

Admission to the Meeting
If you are a shareowner of record, you will need to bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any proxy card that is sent to you. Otherwise, you will be admitted only upon other verification of record ownership at the admission counter.
If you own shares held in street name, bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your bank, broker, or other record holder indicating that you beneficially owned shares of our common stock on March 2, 2015. We can use that to verify your beneficial ownership of common stock and admit you to the meeting. If you intend to vote at the meeting, you also will need to bring to the meeting a legal proxy from your bank, broker, or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.
Additionally, all persons will need to bring a valid government-issued photo ID to gain admission to the meeting.
Please note that, for safety and security reasons, cellular telephones, cameras, sound or video recording equipment, other electronic devices, and large bags, briefcases and packages will not be allowed in the meeting room.

Additional Information
More detailed information about the 2015 annual meeting and voting can be found in "Questions and Answers" beginning on page 54.

Governance

GOVERNANCE
Board of Directors and Committees

Corporate Governance Overview
Responsibilities of the Board
The board of directors provides oversight, strategic direction, and counsel to management regarding the business, affairs, and long-term interests of the company and our shareowners. The board’s responsibilities include:

•	selecting and evaluating the performance of the chief executive officer and other senior officers;

•	planning for succession with respect to the position of the CEO and monitoring management's succession planning for other senior officers;

•	reviewing and approving our major financial objectives, strategic and operating plans, and strategic transactions with third parties;

•	assessing our business risks;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures; and

•	ensuring compliance with legal and ethical standards.
Governance Materials
The governance framework for our board and its committees has been established under the company's by-laws, as well as our Board of Directors Guidelines on Significant Corporate Issues ("Corporate Governance Guidelines"), charters for each committee of the board, and our Code of Business Conduct, which is applicable to all directors, officers and employees.
These materials are available on our website, www.cokecce.com, under "About CCE," then "Corporate Governance." Requests for these documents in printed form, which are available without charge to any shareowner, may be made to: Corporate Secretary, Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.
Governance Highlights
We believe that strong corporate governance is foundational to creating long-term shareowner value, and we are committed to governance policies and practices that support this objective. These policies and practices include:

●	Annual election of all directors	●	Annual board and committee self-assessments
●	Majority voting for directors	●	Annual CEO evaluations by the independent directors
●	All directors are independent, other than the CEO	●	Stock ownership guidelines for directors and executives
●	Independent presiding director	●	Anti-hedging and anti-pledging policies for directors and executives
●	Regular executive sessions of independent directors	●	Significant commitment to corporate responsibility and sustainability

Governance

Board Leadership Structure
In addition to having strong and effective corporate governance guidelines, we believe that our current leadership structure of having a combined chairman and CEO; a substantial majority of independent, experienced, and nonmanagement directors; a presiding director with specified responsibilities on behalf of the independent directors and nonmanagement directors; and key board committees comprised entirely of independent directors is the most appropriate governance for our company and its shareowners at this time.
Chairman and Chief Executive Officer
The board of directors does not have a formal policy with respect to whether the CEO should also serve as its chairman. Rather, the board makes this decision based on its evaluation of current circumstances and the specific needs of the company and the board whenever it is considering either or both roles. When making this decision, the board considers factors such as:

•	the person filling each role;

•	the presence of an independent presiding director and the person in that role;

•	the composition, independence, and effectiveness of the entire board;

•	the company's other corporate governance structures;

•	the compensation practices used to motivate our leadership team;

•	the company’s leadership succession plan; and

•	the competitive and economic environment facing the company.
The board of directors periodically reviews its leadership structure to ensure that it remains the optimal structure for our company and our shareowners.
John F. Brock has served as chairman of the board and CEO of the company and its predecessor entity, Coca-Cola Enterprises Inc. ("Legacy CCE"), since 2008. As chairman, Mr. Brock sets the strategic policies for the board (with input from the presiding director, as discussed further below), presides over the board’s meetings, and communicates the board’s strategic findings and guidance to management. In his position as CEO, he has primary responsibility for the day-to-day operations of the company and provides leadership on the company’s key strategic objectives. This structure has proven to be an effective one for governing the company, and the board believes this approach has enhanced efficiency in the board’s and management’s decision-making processes. The board believes that, especially in view of the size, complexity, and international scope of the company, the combination of these two roles provides more consistent communication and coordination throughout the organization and better oversight of risk. Combining these roles also results in a more effective and efficient implementation of corporate strategy and is important in unifying the company’s strategy.
Moreover, the board believes that its governance practices provide adequate safeguards against any potential risks that might be associated with having a combined chairman and CEO. Specifically:

•	all of the other directors of the company are independent directors;

•
as required by New York Stock Exchange ("NYSE") rules, all of the members of the Audit Committee, the Governance and Nominating Committee, and the Human Resources and Compensation Committee are independent directors;

•	the independent directors annually elect an independent director to serve as the presiding director of the board;

•	the board and its committees conduct regularly scheduled meetings in executive session, outside the presence of Mr. Brock and other members of management;

•	the board and its committees remain in close contact with, and receive reports on various aspects of the company’s management and enterprise risk directly from, the company’s senior management; and

•	the board and its committees frequently interact with employees of the company outside the ranks of senior management.

Governance

Presiding Director
The board instituted the presiding director position to provide an additional measure of balance in our governance structure, ensure the board’s independence, and enhance its ability to fulfill its management oversight responsibilities. As noted previously, the independent directors elect a presiding director annually from among the independent directors. L. Phillip Humann currently serves as the presiding director. The presiding director:

•	presides over all meetings of the directors at which the chairman is not present, including executive sessions of the independent or nonmanagement directors;

•	has the authority to call meetings of the independent or nonmanagement directors;

•	frequently consults with the chairman and CEO about strategic policies;

•	provides the chairman and CEO with input regarding board meetings;

•	communicates with directors regarding individual director performance;

•	serves as a liaison between the chairman and CEO and the independent or nonmanagement directors;

•	is available for direct communication with major shareowners upon request; and

•	otherwise assumes such responsibilities as may be assigned to him by the nonmanagement or independent directors.

Director Independence
The listing requirements of the NYSE require that a majority of the members of a listed company’s board of directors be independent. The question of independence is to be determined by the board with respect to every director in accordance with the rules of the NYSE. Based upon the NYSE rules, our board has affirmatively determined that a majority of its current members are “independent,” as defined below.
The NYSE rules also require that certain of our committees be composed entirely of independent directors. Our committees covered by this requirement are the Audit Committee, the Governance and Nominating Committee, and the Human Resources and Compensation Committee. Our board has determined that all current members of these three committees meet the independence and other requirements of the NYSE rules; accordingly, all are independent and otherwise qualified to serve under the NYSE rules.
NYSE Rules Regarding Independence
The NYSE rules specify certain relationships that preclude a finding of independence, to which our board has added certain consulting services and other relationships. If a director does not fall within one of those categories of relationships, then the board must determine that no other material relationship exists that would lead to a finding of nonindependence. The NYSE rules allow boards to adopt broad categories of relationships that would not be material, and our board has done so in Section 3 of the Corporate Governance Guidelines.
The independence guidelines are:
A.A Director will not be considered “independent” if:

(1)	the Director is now, or has within the Look Back Period been, employed with the Company;

(2)	a member of the Director’s immediate family is now, or has within the Look Back Period been, an executive officer of the Company;

(3)	the Director or a member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor (the “Company’s Audit Firm”);

(4)	the Director is a current employee of the Company’s Audit Firm;

(5)
the Director or a member of his or her immediate family was, within the Look Back Period, but is no longer, a partner or employee of the Company’s Audit Firm and personally worked on the Company’s audit within that time;

Governance

(6)
the Director or a member of his or her immediate family is now, or within the Look Back Period has been, an executive officer of another entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served;

(7)
the Director is a current employee — or a member of the Director’s immediate family is a current executive officer — of another company that has made payments to the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(8)
the Director is a current employee — or a member of the Director’s immediate family is a current executive officer — of another company that has received payments from the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

(9)
the Director or a member of his or her immediate family receives, or within the Look Back Period has received, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

B.
A Director who is a member of the Company’s Audit Committee will not be “independent” if he or she, (1) other than in his or her capacity as a member of the Audit Committee or the Board, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules), or (2) is an affiliated person of the Company or any subsidiary.

C.	Ownership of the stock of the Company, or stock of The Coca-Cola Company, does not make a Director who is otherwise independent a nonindependent Director.
As used in the guidelines, the “Look Back Period” means the period specified in the applicable NYSE corporate governance standards (generally, the last three years), and a director’s “immediate family” member would include the director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.
Determinations of Independence
The board has determined that eleven of its twelve current members and nominees are independent and meet the standards set by the NYSE and our Corporate Governance Guidelines. In making this determination, our board first applied its guidelines, then affirmatively determined, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the company. The directors determined to be independent are: Jan Bennink, Calvin Darden, L. Phillip Humann, Orrin H. Ingram II, Thomas H. Johnson, Suzanne B. Labarge, Véronique Morali, Andrea L. Saia, Garry Watts, Curtis R. Welling, and Phoebe A. Wood.
In making its independence determinations, the board considered the fact that Ms. Labarge, Ms. Morali and Mr. Welling, are, or within the past three years have been, directors or officers of, or consultants to, corporations with which we have conducted business in the ordinary course. The board considered that Ms. Labarge is a director of XL Group plc, and was until June, 2014, a director of Deutsche Bank AG, both companies with which we do business. The board considered that Ms. Morali is a director of, and an employee of an affiliate of, Fitch, Inc., which provides certain ratings services to us. The board also considered the fact that until February 2014 Mr. Welling was the president and chief executive officer of Americares Foundation, a charity to which the company and Mr. Brock have made contributions within the past three years.
The board believes that all transactions with these companies were on arm’s-length terms that were reasonable and appropriate, and that Ms. Labarge, Ms. Morali, and Mr.Welling did not personally benefit from, or have a direct or indirect material interest in, such transactions. Accordingly, the board concluded that these relationships are not material and have no effect on the independence of those three directors. Because of the company’s extensive operations, transactions and director relationships of this nature are expected to take place in the ordinary course of business in the future.

Governance

Committees of the Board
The board has seven standing committees: Audit, Corporate Responsibility and Sustainability, Executive, Finance, Franchise Relationship, Governance and Nominating, and Human Resources and Compensation. Each committee has a charter that is posted on our website, www.cokecce.com, under “About CCE,” then “Corporate Governance.”
The directors serving on each committee are appointed by the board. These appointments are made at least annually, for terms expiring at the next annual meeting of shareowners.
The following table lists the chairs (C) and members (M) of each of the standing committees as of the date of this proxy statement:

	Audit	Corporate Responsibility and Sustainability	Executive	Finance	Franchise Relationship	Governance and Nominating	Human Resources and Compensation
John F. Brock		M	M
Jan Bennink		M		M	M
Calvin Darden		C		M		M
L. Phillip Humann			M			C	M
Orrin H. Ingram II				C		M	M
Thomas H. Johnson					M	M	C
Suzanne B. Labarge	C			M		M
Véronique Morali		M		M			M
Andrea L. Saia	M	M			M
Garry Watts	M			M	M
Curtis R. Welling	M				C	M
Phoebe A. Wood	M	M			M
During 2014, the board met five times, and the committees met as indicated below:

Audit Committee	5
Corporate Responsibility and Sustainability Committee	5
Executive Committee	No meetings
Finance Committee	5
Franchise Relationship Committee	6
Governance and Nominating Committee	5
Human Resources and Compensation Committee	6
During 2014, each director attended at least 75% of the aggregate number of board and his or her respective committee meetings.
The functions of each committee and any special qualifications for membership are described below.
Audit Committee
The Audit Committee assists the board in fulfilling its oversight responsibilities relating to the quality and integrity of our annual and interim consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls over financial reporting and disclosure, related party transactions, current and emerging business issues, the internal audit function, the annual independent audit of our financial statements and financial reporting controls, ethics programs, legal compliance, enterprise risk, and other matters the board deems appropriate.
For additional information about the Audit Committee’s responsibilities see “Board of Directors Oversight of Risk” and "Certain Related Party Transactions" sections beginning on page 9.

Governance

All members must be independent and must meet additional NYSE qualifications applicable to audit committee members. The board has determined that each member of our Audit Committee meets all of those qualifications. Additionally, the board has determined that Ms. Labarge, Mr. Watts, Mr. Welling and Ms. Wood are also “audit committee financial experts,” as defined in the SEC’s rules. Biographical information for each is found in “PROPOSAL 1: ELECTION OF DIRECTORS—Nominees for Election to Terms Expiring 2016.”
Corporate Responsibility and Sustainability Committee
The Corporate Responsibility and Sustainability Committee reviews our policies and practices relating to significant public issues of concern to shareowners, the company generally, our employees, communities served by us, and the general public. This committee provides specific oversight over our corporate responsibility and sustainability, legislative and regulatory issues, as well as our diversity management programs.
Executive Committee
The Executive Committee exercises powers of the board of directors between meetings, except for amending the bylaws or approving or recommending to shareowners any action or matter that under the Delaware General Corporation Law requires shareowner approval.
Finance Committee
The Finance Committee reviews our annual budget and business plan and the company’s performance against those plans, dividend policy, and capital structure. This committee reviews capital expenditures in excess of $5 million with the authority to approve any expenditure less than $15 million, and it also evaluates the returns on capital expenditures.
Franchise Relationship Committee
The Franchise Relationship Committee reviews, considers, and negotiates on behalf of the company any proposed merger or consolidation between us and The Coca-Cola Company, any purchase of an equity interest in The Coca-Cola Company, any purchase by The Coca-Cola Company of an equity interest in the company and, any purchase by the company from The Coca-Cola Company of goods and services other than in the ordinary course of business. This committee also reviews and approves any transaction involving the acquisition or disposition by the company of franchise rights or territories, any other transaction between the company and The Coca-Cola Company or any other franchisor that is not in the ordinary course of business and that has an aggregate value exceeding $10 million, as well as any other transactions between the company and The Coca-Cola Company or any other franchisor that may be referred to the committee by the board.
While the The Coca-Cola Company is not a "related party" under applicable rules of the SEC, our related person transaction policy provides for review by the committee of the transactions described above due to the significance of the franchise relationship with The Coca-Cola Company. This committee must be composed entirely of directors who (i) are not, and for the past five years have not been, an officer, director, or employee of The Coca-Cola Company or one of its affiliates, (ii) do not own more than 1% of The Coca-Cola Company’s outstanding shares, and (iii) do not own any equity in an entity (except as permitted by (ii)) that is a party to the transaction being considered by the committee.
Governance and Nominating Committee
The Governance and Nominating Committee reviews and recommends corporate governance policies and issues in consultation with the CEO; evaluates and recommends candidates to succeed the CEO; recommends to the board of directors candidates for election to the board; reviews matters relating to potential director conflicts of interest and directors’ fees and retainers; and also considers candidates for election to the board submitted by shareowners.
The process by which the committee considers nominees to the board is described in “GOVERNANCE — Board of Directors Selection Process.”
Each member of this committee must be independent, and the board has determined that each member meets that qualification.
Human Resources and Compensation Committee
The Human Resources and Compensation Committee establishes the company’s philosophy and goals related to our executive compensation program; coordinates evaluation of the performance of the CEO by the independent directors; and approves the compensation of the CEO and other senior officers. This committee also recommends to

Governance

the board of directors the adoption, termination and significant amendment of, and oversees the administration of, equity-based plans, incentive plans, and other employee benefit plans designed to provide compensation primarily for senior officers. It also regularly assesses the company's compensation programs and practices to ensure they do not encourage inappropriate risk taking; oversees talent development and succession planning for senior officer positions (other than the position of CEO).
The committee also reviews at least annually the employee retirement programs and, as appropriate, approves amendments to the programs. The committee may delegate responsibilities related to our retirement plans to the Global Retirement Programs Committee, a committee made up of senior management and retirement plan professionals who are responsible for the administration and investment of the assets of our company-sponsored retirement plans. The board of directors has delegated to the chief executive officer limited authority to make equity grants or modify outstanding equity awards; however, the CEO cannot take any of these actions with respect to awards to senior officers of the company.
Each member of the Human Resources and Compensation Committee meets the independence requirements of the NYSE and the Internal Revenue Code of 1986, as amended.

Other Responsibilities and Governance Policies
Board of Directors Oversight of Risk
While risk management is primarily the responsibility of the company’s management team, the board of directors is responsible for the overall supervision of the company’s risk management activities. The board’s oversight of the material risks faced by our company—including matters such as credit and liquidity risks, the impact of our compensation policies on corporate risk-taking by our executives, and risk-focused auditing strategies—occurs at both the full board level and at the committee level.
The board’s Audit Committee has oversight responsibility not only for financial reporting with respect to the company’s major financial exposures and the steps management has taken to monitor and control such exposures but also for the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing the company. The Audit Committee also oversees the delegation of specific risk areas among the various other board committees, consistent with the committees’ charters and responsibilities.
As a part of its oversight of enterprise risk management, the Audit Committee works directly with the company’s compliance and risk function. Charged with responsibility for supervision of enterprise risk and compliance processes, the company’s chief compliance and risk officer reports to and receives direction from the Audit Committee and also communicates directly with the committee and its chair from time-to-time regarding compliance and enterprise risk issues. At least annually, the full board also receives reports regarding compliance and risk matters.
The chief compliance and risk officer and other members of management also provide regular updates throughout the year to the respective committees regarding the management of the risks the committees oversee, and each of these committees reports on such risks to the full board at regular meetings of the board. At least once every year, the Audit Committee and the full board reviews the allocation of risk responsibility among the board’s committees and implements any changes deemed appropriate.
In addition to the reports from the committees, the board receives presentations throughout the year from various functions and business unit leaders that include discussion of significant risks as necessary. At each board meeting, the chairman and CEO addresses, in a director-only session, matters of particular importance or concern, including any significant areas of risk that require board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing the company and their potential impact.
We believe that our approach to risk oversight, as described above, optimizes our ability to assess relationships and interplays among the various risks, make informed cost-benefit decisions, and approach emerging and changing risks in a proactive manner. We also believe that our risk management structure complements our current board leadership structure, as it allows our independent directors, through the five fully independent board committees and otherwise, to exercise effective oversight of the actions of management, led by Mr. Brock as chairman and CEO, in identifying risks and implementing effective risk management policies and controls.

Governance

Certain Related Party Transactions
The Audit Committee administers the company’s related person transaction policy, which is in writing and which was adopted by the board. Under this policy, the Audit Committee must examine any transactions between the company and a “related person” to be sure that the transaction in question is either in the best interests of the company and its shareowners or is not inconsistent with those interests. With respect to the Audit Committee's responsibilities, “related persons” are (i) directors and executive officers of the company, (ii) beneficial owners of more than 5% of any class of the company’s equity securities, (iii) immediate family members of the foregoing, and (iv) firms in which any of the foregoing are employed or have a greater than 5% beneficial interest. The thresholds for the application of this policy are transactions in which the amount exceeds $120,000, except for certain pre-approved transactions that do not affect the determination of director independence.
Summerfield K. Johnston, Jr. is a more than 5% shareowner of the company. During 2014, we were parties to dry lease agreements with companies owned by Mr. Johnston (the “Johnston Companies”), which leases provide for the shared use of private aircraft at an hourly rate per flight based upon industry standard rates for the make and model of the aircraft. Additionally, the Johnston Companies lease hanger space in our Atlanta, Georgia aviation facility and reimburse us for expenses associated with this arrangement. With respect to these arrangements, in 2014, the company paid the Johnston Companies $80,877, and the Johnston Companies paid us $193,606.
In 2011, these same parties formed a jointly-owned entity, Enterprises Aviation, LLC, to provide management and support services in connection with the operation of the aircraft subject to the dry leases. These arrangements enable us to defray a portion of the fixed costs associated with maintaining our aircraft facility and systems. As of the beginning of 2014, the company owned a 90% interest in Enterprises Aviation, LLC, and the Johnston Companies owned a 10% interest. (During 2014, the company transferred 10% of its interest to an unrelated third party.) In 2014, the company and the Johnston Companies paid Enterprises Aviation, LLC management services fees and other expenses of $2,145,454 and $1,615,010, respectively. Enterprises Aviation paid us $485,294 in fees for administrative services and other operational expenses, as well as paying $11,640 in reimbursements to the Johnston Companies.
Policy Regarding Board Attendance at Shareowner Meetings
We encourage attendance by members of the board and senior executives at our annual meetings of shareowners so that shareowners will have the opportunity to meet and question a representative group of our directors and senior executives. Eleven of the twelve members of our board of directors attended the 2014 annual meeting of shareowners.
Stock Ownership Guidelines
Our Corporate Governance Guidelines provide that a new director should, within five years of joining the board, own stock of our company equal to at least five times the annual cash compensation paid to board members. A director’s phantom stock units under the Directors Plan, shares owned by the director or an immediate family member, as well as in-the-money stock options, are credited toward this ownership objective. As of March 2, 2015, each of our directors has exceeded the ownership objective.
Anti-Hedging / Anti-Pledging Policy
Additionally, our Corporate Governance Guidelines prohibit directors from pledging company stock as collateral and from engaging in puts, calls, equity swaps or other derivative securities to hedge or offset any decreases in market value of shares of company stock they own directly or indirectly.

Governance

Director Compensation

Annual Compensation Program
Our director compensation program provides for the following compensation opportunities for our outside directors:

•	$110,000 annual retainer, payable in cash;

•	$120,000 annual retainer, payable in equity;

•
$10,000 annual cash retainer for service as chair of a committee ($20,000 for service as chair of the Audit Committee and $15,000 for service as chair of the Human Resources and Compensation Committee);

•	$5,000 annual cash retainer for service as a member of the Audit Committee or Human Resources and Compensation Committee; and

•	$10,000 annual cash retainer for service as the presiding director unless he or she is also the chair of the Governance and Nominating Committee, in which case the retainer is $5,000.
We pay the cash portion of the annual retainer in equal quarterly installments. The cash retainer for a director who has a partial month of service (due to joining or leaving the board during the month) is calculated in whole months, provided he or she has served at least 10 days during the partial month. Otherwise, one-third of the month’s retainer is payable.
The equity portion of the annual retainer is provided in the form of phantom stock units credited under our Deferred Compensation Plan for Nonemployee Directors (the “Directors Plan”). Specifically, phantom stock units are credited to each director’s account under the Directors Plan on the first day of each calendar quarter, with the number of phantom stock units determined by dividing the $30,000 quarterly target value by the closing price of the company’s stock on the last trading day of the previous quarter.
Other Benefits
Voluntary Deferred Compensation Plan
Directors may also elect to defer all or a portion of their cash retainers under the Directors’ Plan on a voluntary basis. Any voluntary deferrals are treated as invested in our common stock. The stock unit accounts, whether related to the equity portion of the director’s annual retainer or the voluntary deferrals, under the Directors' Plan are credited with dividend equivalents equal to the dividends paid on our common stock during the year. The value of these dividend equivalents are treated as reinvested in our stock. All amounts credited under the Directors Plan are payable in shares of our common stock after the director leaves the board.
Matching Gifts Program
The directors are eligible to participate in the company's matching gifts program, which is the same program available to all U.S.-based employees and retirees. This program matches up to $10,000 of charitable contributions to tax-exempt arts, cultural, environmental, and educational organizations on a one-for-one basis.
Travel Reimbursements
We reimburse the outside directors for reasonable expenses of attending board and committee meetings and for expenses associated with director training and development. From time to time, a director’s spouse may accompany the director to certain business functions, and tax laws may require the incremental costs associated with the spouse's attendance to be imputed to the director as income. On occasion, a director's spouse may accompany a director when he or she travels on our corporate aircraft for board-related business; in such instances, the value of the spouse’s travel is imputed as income to the director (determined under the U.S. Department of Transportation’s standard industry fare level). The company does not reimburse directors for taxes on any imputed income related to their spouses' travel or attendance at company events.

Governance

2014 Director Compensation
The following table summarizes the compensation paid by the company to our outside directors for the fiscal year ended December 31, 2014. Compensation paid to Mr. Brock, the company’s chairman and CEO, is not included in this table because Mr. Brock is an employee and therefore receives no additional compensation for his service as a director.

	DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Jan Bennink	110,000	119,124	—	229,124
Calvin Darden(4)	120,000	119,124	10,000	249,124
L. Phillip Humann(4)	130,000	119,124	3,500	252,624
Orrin H. Ingram II	125,000	119,124	—	244,124
Thomas H. Johnson	125,000	119,124	2,000	246,124
Suzanne B. Labarge	130,000	119,124	—	249,124
Véronique Morali	115,000	119,124	—	234,124
Andrea Saia	115,000	119,124	5,000	239,124
Garry Watts	115,000	119,124	—	234,124
Curtis R. Welling	125,000	119,124	5,000	249,124
Phoebe A. Wood	115,000	119,124	10,000	244,124

(1)     Amounts shown include annual retainer, committee chair and committee member retainers and, for Mr. Humann, a presiding director retainer, earned during 2014. The amounts shown above include any fees voluntarily deferred under the Directors Plan.
(2)    On the first day of each calendar quarter, phantom stock units were credited to each director's account, with the actual number of phantom stock units determined by dividing $30,000 by the closing trading price of a share of the company's common stock on the last trading day of the preceding calendar quarter, as reported in the NYSE Composite Transactions listing. Specifically, the closing trading prices used to determine the number of phantom stock units credited for the 2014 quarterly awards were $44.13, $47.76, $47.78, and $44.36, respectively. However, the amounts shown reflect aggregate grant date fair value of phantom stock units credited under the Directors Plan on a quarterly basis during 2014 and computed in accordance with FASB ASC Topic 718. For purposes of determining the fair value of the phantom stock units, the closing trading price of a share of the company's common stock on the first day of each calendar quarter beginning with January 1, 2014, was used; these closing trading prices were $43.58, $47.60, $47.93, and $43.77, respectively. The aggregate number of phantom stock units credited to each outside director's account under the Directors Plan is included in the Directors and Executive Officers Equity Ownership table on page 21.
(3)     Amounts shown reflect the company's 2014 contribution to the director's designated charitable or educational organization under our matching gifts program that is available to all our U.S.-based employees and retirees.
(4)     As of December 31, 2014, Messrs. Darden and Humann each held 12,399 stock options with an exercise price of $15.30. These options were granted by Legacy CCE and converted to CCE options in a manner that maintained their same intrinsic value immediately before and after the close of the transaction with The Coca-Cola Company that occurred on October 2, 2010.

Governance

Board of Directors Selection Process

Composition of the Board
Our board is authorized to have a minimum of three and a maximum of 15 members. The company’s bylaws require that directors serve one-year terms and stand for election at each annual meeting of shareowners.

Director Qualifications
Consistent with our Corporate Governance Guidelines, the Governance and Nominating Committee of our board reviews at least annually the appropriate skills and characteristics of our board members in the context of the then-current make-up of the board. This review, which is supported by the board's and committees' annual self-assessment process, includes consideration of factors such as diversity, experience, business or academic background, as well as other criteria that the committee and the board find to be relevant.
In particular, the board and the committee believe that sound governance of our complex, international company in an increasingly complex international marketplace requires a wide range of viewpoints. As a result, the board and the committee believe that the board should be comprised of a well-balanced group of individuals with diverse backgrounds, educations, experiences, skills, ages, genders, races, national origins and viewpoints that contribute to board heterogeneity. Although we do not have a formal policy regarding board diversity, the board believes that having such diversity among its members enhances the board’s ability to make fully informed, comprehensive decisions and demonstrates leadership with respect to the company’s initiatives to recruit and retain the best employees, including women and minorities.
The composition of our current board of directors demonstrates the board’s commitment to diversity in a number of areas. Our board is comprised of women and men of differing backgrounds, educations, business and other experiences, skills, races, national origins and viewpoints. Although we also seek diversity in the ages of our directors, an individual who has reached the age of 72 is not eligible to be nominated or renominated for election by shareowners as director.

Selection Process
The Governance and Nominating Committee will consider director candidates proposed to it by shareowners at any time, using the criteria described above. See “Questions and Answers - Communications and Shareholder Proposals." The proponent must submit evidence that he, she, or it is a shareowner of Coca-Cola Enterprises, Inc., together with a statement of the proposed nominee’s qualifications to be a director. A shareowner who wishes to formally nominate a candidate must follow the procedures described in Section 12 of Article II of our bylaws.
If the Governance and Nominating Committee determines that adding a new director is advisable, it may consider potential nominees from various sources, including management, directors, shareowners, and other third parties. The committees may also determine it is necessary or appropriate to engage a search firm retained to assist in a formal search. There is no difference in the manner in which the committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a shareowner. The committee will evaluate the candidates based on the needs of the board at the time and will report its recommendations to the whole board. The board will make the ultimate selection of the nominee and, if it chooses a nominee, either appoint the nominee to fill a vacancy or newly created directorship on the board or direct that the nominee stand for election at the next annual meeting of the shareowners.

Election of Directors

PROPOSAL 1
ELECTION OF DIRECTORS
The board of directors, based on the recommendations of the Governance and Nominating Committee, has nominated Jan Bennink, John F. Brock, Calvin Darden, L. Phillip Humann, Orrin H. Ingram II, Thomas H. Johnson, Suzanne B. Labarge, Véronique Morali, Andrea L. Saia, Garry Watts, Curtis R. Welling, and Phoebe A. Wood for election as directors at the annual meeting.
If all twelve of the nominees are elected, each of the nominees will hold office for a one-year term ending at the annual meeting of shareowners in 2016 or upon his or her earlier retirement, resignation, removal, or death. Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the board to eliminate the unfilled seat.
Pursuant to the Company's Corporate Governance Guidelines, any director who does not receive a majority of "FOR" votes at the annual meeting is required to tender his or her resignation from the board. When an incumbent director tenders his or her resignation in accordance with this procedure, the Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director's resignation and will submit such recommendation for prompt consideration by the board. A director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Governance and Nominating Committee and the board may consider any factors they deem relevant in deciding whether to accept a director's resignation. The board's decision to accept or reject the director's resignation, and to the extent the board does not accept the director's resignation, an explanation of such determination will be disclosed promptly in a Form 8-K filed with the Securities and Exchange Commission.
Biographical information about each of the nominees is provided beginning on page 15 of this proxy statement. The procedures and considerations applicable to the nomination of persons for election as directors is described above in “GOVERNANCE — Board of Directors Selection Process.”
Recommendation of the Board of Directors
Our board of directors unanimously recommends that you vote FOR the election of Jan Bennink, John F. Brock, Calvin Darden, L. Phillip Humann, Orrin H. Ingram II, Thomas H. Johnson, Suzanne B. Labarge, Véronique Morali, Andrea L. Saia, Garry Watts, Curtis R. Welling, and Phoebe A. Wood as directors for terms expiring at the 2016 annual meeting of shareowners and until their respective successors are elected and qualified.

Election of Directors

Nominees for Election to Terms Expiring 2016
Set forth below is information regarding those persons who are being nominated for election as directors by the shareowners at the 2015 annual meeting. As this information indicates, each nominee brings strong and unique experience, qualifications, attributes, and skills to the board. Collectively, this provides the board with competence, experience, and perspective in a variety of areas, including corporate governance and board service; executive management; the beverage and other consumer goods industries, particularly in Western Europe; finance, investments, and accounting; marketing, manufacturing and distribution; international business; and the Coca-Cola bottling system.

Principal Occupation and Other Information

Mr. Brock has been Chairman of the company and of Legacy CCE since April 2008 and Chief Executive Officer since April 2006. He was President of Legacy CCE from April 2006 to April 2008. From February 2003 until December 2005, he was Chief Executive Officer of InBev, S.A., a global brewer, and from March 1999 until December 2002, he was Chief Operating Officer of Cadbury Schweppes plc, an international beverage and confectionery company.

Mr. Brock is a director of Royal Caribbean Cruises Ltd., a global cruise company. From April 2007 to December 2007, Mr. Brock served as a director of Dow Jones & Company, Inc., a publisher and provider of global business and financial news. From 2004 to 2006, he served as a director of the Campbell Soup Company, a global manufacturer and marketer of branded convenience food products. From 2005 to 2006, he served as a director of Interbrew/Inbrew, a beer brewing company. He also served as a director of Reed Elsevier, a publisher, from 1999 to 2005.

Through Mr. Brock’s international beverage industry experience and his service as the company’s chairman and CEO, he has developed the leadership and consensus-building skills; knowledge of our industry, customers, and competition; knowledge of the Coca-Cola bottling system; and the relationships necessary to lead our company. Mr. Brock’s experience with international beverage businesses, particularly in Western Europe, provides him with a uniquely informed perspective on the international beverage industry.

John F. Brock
Age: 66 Director since 2006

Mr. Bennink is the former Chairman and acting Chief Executive Officer of D.E. Master Blenders 1753, a coffee and tea company. From 2011 to 2012, he was a director and Executive Chairman of Sara Lee Corporation, a food products company. From 2002 until 2007, Mr. Bennink served as Chief Executive Officer of Royal Numico, a baby food and clinical nutrition company. From 1997 to 2002, Mr. Bennink served as President of the Dairy Division and member of the Executive Committee of Danone Group, a global producer of cultured dairy and bottled water products. Mr. Bennink has also held a variety of leadership roles with Joh. A. Benckiser, a manufacuturer of cleaning supplies and cosmetics, and The Procter & Gamble Company, an international consumer products company. He is a native of The Netherlands.

Mr. Bennink previously served on the advisory board of directors of ABN AMRO Bank, a financial services company, Boots Company Plc, a retail sales company, Dalli-Werke GmbH & Co KG, a manufacturer of laundry detergent products, and Kraft Foods Inc, an international food and beverage company.

An international business leader, Mr. Bennink has extensive experience in the food and beverage industry and has served in leadership roles in manufacturing and distribution businesses that are directly comparable to our business. He has significant business experience in Western Europe, where our business operations are located. His understanding of markets there, particularly in the Benelux region where we have significant operations, provides a helpful base of knowledge for our board.

Jan Bennink
Age: 58 Director since 2010

Election of Directors

Principal Occupation and Other Information

Mr. Darden was Senior Vice President of U.S. Operations of United Parcel Service, Inc., an express carrier and package delivery company, from January 2000 until his retirement in 2005. This experience is valuable to the board and translates directly to his board service because a significant portion of our operations are comprised of product storage and distribution activities.

Mr. Darden is also a director of Target Corporation, a variety retailer, and Cardinal Health, Inc., a provider of products and services supporting the health care industry.

As chair of our Corporate Responsibility and Sustainability Committee, Mr. Darden has developed valuable expertise in leading an increasingly important area of corporate governance that is a key element of the company’s operating framework.

Cal Darden
Age: 65 Director since 2004

Mr. Humann was Chairman of the Board of SunTrust Banks, Inc., a bank holding company, from March 1998 to April 2008, also serving as Chief Executive Officer from March 1998 until December 2006 and as President from March 1992 until December 2004.

Mr. Humann is also a director of Equifax Inc., a credit information provider, and Haverty Furniture Companies, Inc., a furniture retailer. These directorships provide Mr. Humann with an understanding of the consumer goods and services industries, which have application to the industries and markets in which we compete.

Mr. Humann’s experience as chairman and CEO of a large financial institution provides him not only with expertise regarding banking and finance – areas that assist in understanding the intricacies of our company’s finances – but also with leadership and consensus-building skills that are valuable in his role as our board’s presiding director and chair of our Governance and Nominating Committee.

L. Phillip Humann
Age: 69 Director since 1992

Election of Directors

Principal Occupation and Other Information

Mr. Ingram has been President and Chief Executive Officer of Ingram Industries Inc., a diversified products and services company, since 1999. Before that, he held various positions with Ingram Materials Company and Ingram Barge Company and was co-president of Ingram Industries from January 1996 to June 1999.

Mr. Ingram was a director of Ingram Micro Inc., a global information technology distributor, from 1996 until March 2014.

Mr. Ingram’s experience as an executive at companies in the wholesale, distribution, consumer goods, and transportation services industries provide him with a broad perspective on our company’s operations, which include aspects of each of these segments. Also, his experience as a director of a public company that is a global distributor has direct application to our business. Mr. Ingram serves as the chair of our Finance Committee.

Orrin H. Ingram II
Age: 54 Director since 2008

Mr. Johnson has been Managing Partner of THJ Investments, L.P., a private investment firm, since November 2005. Since 2008, he has also served as Chief Executive Officer of the Taffrail Group, LLP, a private strategic advisory firm. Mr. Johnson served as Chairman and Chief Executive Officer of Chesapeake Corporation, a specialty packaging manufacturer, from August 1997 to November 2005.

Mr. Johnson is also a director of Tumi, Inc., a manufacturer and retailer of premium luggage and business accessories, and Universal Corporation, a leaf tobacco merchant and processor. He was previously a director of GenOn Corporation and Mirant Corporation, both producers of electricity, ModusLink Global Solutions, Inc., a supply chain business process management company, and Superior Essex Inc., a wire and cable manufacturer.

Through these executive management experiences, Mr. Johnson brings investment, manufacturing, and distribution expertise to bear on his service as a member of the company’s board and also has extensive international management experience in Europe. His manufacturing and distribution experience is valuable to the board because it closely aligns with our operations, and his investment experience facilitates an in-depth understanding of the company’s finances. Mr. Johnson serves as chair of our Human Resources and Compensation Committee.

Thomas H. Johnson
Age: 65 Director since 2007

Election of Directors

Principal Occupation and Other Information

Ms. Labarge was Vice Chairman and Chief Risk Officer of RBC Financial Group, an international financial services company, from 1999 until her retirement in 2004. She is a director of XL Group, plc, a global insurance and reinsurance company.

From 2008 to June 2014, Ms. Labarge was a member of the Supervisory Board of Deutsche Bank AG, a global investment bank. From January 2005 to May 2007, she was a director of Novelis, Inc., a producer of aluminum products, and was the chair of its Audit Committee. She is a native of Canada.

Through her experience as an officer and director, Ms. Labarge brings international business expertise and finance and investment skills to her board service with the company. These skills are particularly valuable to us due to our international business. She also has a deep understanding of compliance best practices and risk management. Ms. Labarge’s expertise, experience, and skills also qualify her to serve as an audit committee financial expert. Ms. Labarge serves as the chair of our Audit Committee.

Suzanne B. Labarge
Age: 68 Director since 2007

Ms. Morali is the chairman of Fimalac Développement (“Fimalac”), the parent company of the international financial services organization, Fitch Group, a financial services holding company, and she is Chief Officer of WEBEDIA, the holding company for the digital division of Fimalac. In addition, Ms. Morali serves in the following roles at organizations within the Fitch Group: board member and vice-chairman, Fitch Group, Inc. (USA); and board member, Fimalac (SA) and Fitch, Inc. (USA). She was a director and chief operating officer of Fimalac from 1990 to 2007. Ms. Morali also serves as founder and CEO of Terrafemina.com, a website designed for women between the ages of 35 and 50, and she served four years in the French Civil Service as Inspector General at the Ministry of Finance. She is a native of France.

Ms. Morali currently serves as a board member for Publicis Groupe, a French advertising and communications company, Rothschild Group, a private bank and financial institution and Alcatel-Lucent, a French global telecommunications equipment company. Ms. Morali's board experiences provide her with a strong basis for understanding our business and governance processes.

Because our business is based in Western Europe, Ms. Morali’s European business and government experience is a very important asset to the board. In particular, Ms. Morali’s business experience specific to France, where we have significant operations, provides the board a uniquely informed European and French perspective.

Véronique Morali
Age: 56 Director since 2010

Election of Directors

Principal Occupation and Other Information

Ms. Saia was Global Head of the Alcon Division of Novartis AG, a global life science company, from 2011 until her retirement in 2012. From 2008 until 2011, Ms. Saia served as President and Chief Executive Officer of Ciba Vision Corporation, a subsidiary of Novartis. She was Chief Operating Officer for Ciba Vision from 2007 until 2008. From 2005 to 2007, she served as president of Ciba Vision's Europe, Middle East and Africa operations, residing in Switzerland.

Before joining Ciba Vision, Ms. Saia held senior executive leadership positions with Revlon Inc., The Procter & Gamble Company, and Unilever, all of which are global consumer products companies.

Ms. Saia is a director of Align Technology, Inc., a global medical device company. Her extensive experience in leading international businesses and, particularly, her management experience in Western Europe, where our business operations are located, provides her with insights that are particularly helpful and valuable to our board.

Andrea L. Saia
Age: 57 Director since 2012

Mr. Watts is Chairman of BTG plc, an international healthcare company, and Chairman of Spire Healthcare group, an operator of United Kingdom-based hospitals. He was Chief Executive Officer of SSL International, a British manufacturer and distributor of healthcare products, from 2003 to November 2010. Before that, he was Chief Financial Officer of SSL International from 2001 to 2006. He is a native of Great Britain.

Mr. Watts is a United Kingdom chartered accountant and served as Chief Financial Officer of Medeva plc, an international prescription pharmaceutical company, from 1996 to 2000. Prior to that he was an audit partner with KPMG LLP, an international audit, tax and advisory firm, in London. Mr. Watts is deputy Chairman of Stagecoach Group plc, a transportation company based in Great Britain. He is also Non-Executive Chairman of the Board of Foxtons, a public London-based real estate agency.

Mr. Watts has had an extensive career in a variety of businesses with direct correlation to the company’s own consumer product manufacturing and distribution operations. His deep business and management experience in Western Europe, particularly in Great Britain where we have significant operations, is highly valued. His expertise, experience, and skills also permit him to provide unique insight into financial issues the company faces and qualify him to serve as an audit committee financial expert.

Garry Watts
Age: 58 Director since 2010

Election of Directors

Principal Occupation and Other Information

Mr. Welling has been a member of the faculty at Dartmouth College's Amos Tuck School of Business since January 2014. He is a Senior Fellow with a dual appointment at its Center of Business and Society and Center for Global Business and Government. Mr. Welling was President and Chief Executive Officer of AmeriCares Foundation, a nonprofit worldwide humanitarian aid and disaster relief organization, from 2002 until his retirement in 2013. Before that, he was Chief Executive Officer of Princeton eCom Corp, an electronic bill and payment company, and SG Cowen Securities Corporation, a securities brokerage firm, and held several executive and management positions with Bear, Stearns, and Co. and the First Boston Corporation (now Credit Suisse), financial advisory and services companies. Mr. Welling is a director of Sapient Corporation, a global technology services company.

Mr. Welling brings finance and business leadership skills from his careers in nonprofit, financial services and securities industries. His finance and transaction expertise is valuable for evaluating our business performance and plans, and it also qualifies him to serve as an audit committee financial expert. His tenure with an international aid organization provides a broad perspective on the global impact and sustainability of the company’s business.

In addition, as chair of our Franchise Relationship Committee, Mr. Welling has developed valuable expertise in leading a specialized committee that is essential to the ongoing relationship between the company and The Coca-Cola Company and to consideration of strategic opportunities.

Curtis R. Welling
Age: 65 Director since 2007

Since 2008, Ms. Wood has been a principal at CompaniesWood, a consulting firm specializing in early stage investments. She was Executive Vice President and Chief Financial Officer of Brown-Forman, a manufacturer and marketer of alcoholic beverages, from 2001 to 2006 and Vice Chairman and Chief Financial Officer from 2006 to 2008.

Ms. Wood currently serves on the boards of directors and audit committees of Pioneer Natural Resources Company, an oil and gas exploration company, and Invesco Ltd., a global investment management company. She is also a director of Leggett & Platt, Inc., a diversified manufacturer.

Ms. Wood’s experience as chief financial officer of an international beverage company provides us with financial expertise in the beverage industry, and her experience as principal of an investment consulting firm provides us with investment experience. This experience, together with her directorships at consumer goods and investment management companies, provides her a deeply informed perspective on our company, its finances, its global markets and the beverage industry. Ms. Wood’s expertise, experience and skills also qualify her to serve as an audit committee financial expert.

Phoebe A. Wood
Age: 61 Director since 2010

Stock Ownership

STOCK OWNERSHIP
Ownership of Equity Securities of the Company

Directors and Executive Officers
The following table shows the number of shares of our common stock beneficially owned by:

•	each director/nominee for director;

•	each executive officer named in the Summary Compensation Table on page 37; and

•	all directors and executive officers as a group.
Unless otherwise noted, amounts and percentages are as of March 2, 2015.

	Number of Shares Beneficially Owned
Name	Number of Shares Owned		Right to Acquire Beneficial Ownership Under Options Exercisable/Stock Units Distributable within 60 Days		Percent of Class
Jan Bennink	—		17,501		*
John F. Brock	1,344,595	(1)	4,566,079		2.5%
Calvin Darden	—		87,703		*
William W. Douglas III	26,589		446,141		*
L. Phillip Humann	37,028		185,787		*
Orrin H. Ingram II	10,000		61,876		*
Manik Jhangiani	5,028		34,257		*
Thomas H. Johnson	10,000	(2)	46,392		*
Suzanne B. Labarge	2,000	(3)	62,796		*
Véronique Morali	—		21,493		*
John R. Parker, Jr.	106,647		170,856		*
Hubert Patricot	363,487		119,472		*
Andrea L. Saia	1,000		16,286		*
Garry Watts	—		16,172		*
Curtis R. Welling	10,000		29,879	(4)	*
Phoebe A. Wood	—		38,117		*
All directors and executive officers as a group (20 persons)	8,354,632		6,348,372		3.6%

*        Less than one percent.
(1)     The number of shares owned by Mr. Brock include 107,799 shares held in a grantor retained annuity trust for which he is trustee and 50,600 shares of our common stock held in an irrevocable trust for which his spouse serves as trustee and in which he has no beneficial interest.
(2)     The shares shown for Mr. Johnson are held jointly with his spouse.
(3)    The shares shown for Ms. Labarge's are held indirectly by 1323786 Ontario, Inc., her solely owned company.
(4)     The number of stock units shown for Mr. Welling does not include 34,320 stock units that are payable in future installments.

Stock Ownership

Principal Shareowners
The following table shows the number of shares of our common stock held by persons we know to be the beneficial owners of more than five percent of our issued and outstanding common stock.

Name	Number of Shares Owned	Percent of Class (4)
BlackRock, Inc.	19,919,579 (1)	8.55%
55 East 52nd Street New York, New York 10022
Summerfield K. Johnston, Jr.	17,304,684 (2)	7.43%
600 Krystal Building One Union Square Chattanooga, TN 37402
The Vanguard Group	16,553,972 (3)	7.11%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1) Based on Schedule 13G dated January 23, 2015, filed by BlackRock, Inc. based on common stock held on December 31, 2014. (15,358,069 sole voting power; 19,919,579 sole dispositive power).
(2) Based on Schedule 13G/A dated March 17, 2014, filed by Summerfield K. Johnston, Jr. based on common stock held on December 31, 2013. (10,787,903 sole dispositive and sole voting power; 6,516,781 shared dispositive and shared voting power).
(3)  Based on Schedule 13G/A dated February 11, 2015, filed by The Vanguard Group based on common stock held on December 31, 2014. (391,766 sole voting power; 16,172,673 sole dispositive power; 381,299 shared dispositive power).
(4) The ownership percentages set forth in this column are based on the assumption that each of the principal shareowners continued to own the number of shares reflected in the table on March 2, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance
Our directors, executive officers, and beneficial owners of 10% or more of our common stock must file reports with the SEC showing the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us, and the covered individuals make representations with respect to transactions involving our stock. Based on our review of the reports and representations, all Section 16(a) reports were filed in a timely manner in 2014, except for the late filing of a Form 5 reporting a gift of shares to a charitable organization by Pamela O. Kimmet.

Executive Compensation

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary
Our Named Executive Officers
This Compensation Discussion and Analysis (“CD&A”) describes the principles, objectives, and features of our executive compensation program, which is generally applicable to each of our senior officers. However, this CD&A focuses primarily on the program as applied to our CEO and the other executive officers included in the Summary Compensation Table, whom we refer to collectively in this proxy statement as the “Named Executive Officers.” For 2014, our Named Executive Officers were:

•	John F. Brock, Chairman and Chief Executive Officer

•	Manik H. Jhangiani, Senior Vice President, Chief Financial Officer

•	William W. Douglas III, Executive Vice President, Supply Chain

•	Hubert Patricot, Executive Vice President and President, Europe Group

•	John R. Parker, Jr., Senior Vice President and General Counsel
2014 Say-on-Pay Vote
At the annual meeting of our shareowners held in April 2014, over 96% of the total shareowners' votes were cast in favor of our Named Executive Officers' 2013 compensation. The Human Resources and Compensation Committee (the "Compensation Committee" or "Committee") considered these favorable results and did not make significant changes to our executive compensation program because it believes this advisory shareowner vote indicates strong support for continuing our program's pay-for-performance emphasis.
2014 Financial Performance
Our revenue and operating income for 2014 were below our annual and long-term targets, with these results negatively impacted by the difficult macroeconomic environment in Europe and a constrained retail market for our customers. To address these challenges, our management adapted its business strategies and delivered modest comparable, currency-neutral operating income growth through customer-focused market execution and a continued focus on cost management. Our 2014 performance under several key business measures is summarized below.

Business Measure	2014 Performance
Revenue Growth	$8.3 billion in revenue, representing a decrease of 0.5% from 2013 on a currency-neutral basis
Operating Income Growth	$1.1 billion in operating income, representing an increase of 3% over 2013 on a comparable, currency-neutral basis
EPS Growth	EPS of $2.85 on a comparable basis, which includes a $0.06 positive impact from foreign currency exchange rates On a currency-neutral basis, comparable EPS increased 11% over 2013 comparable EPS
Total Shareowner Return (“TSR”)	TSR of 5.98% Increase in our annual dividend from $0.80 to $1.00 Completion of $925 million in share repurchases
In this CD&A, we refer to our comparable operating income and EPS for 2013 and 2014, which are non-GAAP financial measures that reflect adjustments to our financial measures reported under U.S. GAAP. Appendix A to this proxy statement contains a reconciliation of these non-GAAP measures to our audited U.S. GAAP financial statements for these two years, as presented in our 2014 Form 10-K filed on February 12, 2015.

Executive Compensation

Pay-for-Performance Alignment
Our Compensation Committee has established an executive compensation program that ensures the interests of the company's senior leaders are appropriately aligned with those of its shareowners by rewarding performance that meets and exceeds business and individual goals. Key pay-for-performance features of our compensation program include:

•
The majority of our Named Executive Officers' targeted annual total direct compensation (base salary plus targeted annual and long-term incentive award levels) is performance-based: For Mr. Brock, 89%, and for our other Named Executive Officers, from 72% to 79%.

•
Further, the majority of the performance-based pay opportunities are provided in long-term incentive (“LTI”) awards that tie the compensation payable, if any, to year-over-year increases in the company's earnings per share and total shareowner return, as well as our stock's future price performance: For Mr. Brock, 82%, and for our other Named Executive Officers, from 69% to 76%.

•
The financial measures under the 2014 incentive award programs were linked directly to the annual and long-term strategic business plans reviewed and approved by the board of directors. Further, if minimum financial goals under the annual cash incentive award plan and the performance stock unit awards under the LTI program had not been met, no payouts would be made under these awards.

Executive Compensation Practices
In addition to our executive compensation program's strong pay-for-performance focus, we believe our other policies and pay practices contribute to ensuring an alignment of executives' and shareowners' interests and discouraging inappropriate risk taking by our executives.
What We Do

•	Independent Compensation Consultants -- The Compensation Committee has engaged an independent compensation consulting firm that provides no other services to the company.

•
Tally Sheets -- Prior to making annual executive compensation decisions, the Committee reviews tally sheets describing the Named Executive Officers' direct and indirect compensation, as well as the payments or benefits that could be payable under various termination scenarios.

•	Capped Award Payouts -- We set maximum award levels under the annual cash incentive and performance share unit awards.

•	Share Ownership Policy -- We have meaningful share ownership requirements for our senior officers, which have been exceeded by our Named Executive Officers.

•
Double-Trigger Change of Control Provisions -- All equity awards contain "double-trigger" provisions, which means awards will not vest following a change in control of the company unless the participant is involuntarily terminated or voluntarily terminates employment for good reason within two years of such an event.

•
Clawbacks -- Amounts paid to our senior officers, including our Named Executive Officers, under our annual cash incentive and certain long-term incentive awards are subject to "clawback" in the event of a material restatement of our financial statements resulting from fraudulent actions by the officer and, for Mr. Brock, in the event of violations of certain post-termination covenants.

What We Don't Do

•
No Hedging Transactions or Pledging Company Stock -- Our senior officers, including the Named Executive Officers, are prohibited from pledging company stock as collateral for a loan or otherwise and from engaging in hedging or other similar types of transactions with respect to our stock.

•	No Dividend Equivalents Paid on Unearned Share Units -- Dividend equivalents on stock units awards are only paid if, and to the extent, the awards are earned and vested.

•	No Repricing of Underwater Options -- Repricing of stock options is expressly prohibited by our incentive award plan.

•	No Tax Gross-Ups Upon a Change in Control -- We do not provide tax gross-ups related to change-in-control excise taxes.

Executive Compensation

Overview of Our Executive Compensation Program
Our Objectives
The objectives of the company's executive compensation program are as follows:

•
Pay competitively -- Executive compensation opportunities should be sufficiently competitive to attract external executive talent and support the development and retention of current and future leaders.

•
Pay for performance -- The majority of each senior officer's compensation should be performance-based. Incentive programs should carry the risk of no payouts when the company's performance or the officer's individual performance does not meet pre-established goals and should provide the opportunity to receive additional pay when those goals are surpassed.

•
Support our business strategies -- The annual incentive program should be specific to the company's short-term operating strategy, and the long-term incentive program should reward management for developing and successfully executing a long-term business strategy.

•
Align our leaders' interests with those of shareowners -- Our executive compensation program should emphasize equity ownership, so our leaders' long-term financial interests are aligned with the long-term interests of our shareowners.

Our Process
Role of the Compensation Committee
The Compensation Committee establishes our executive compensation philosophy and reviews and approves the company's executive compensation policies, plan designs, and the compensation of our senior officers. The Committee considers various factors in making compensation determinations, including the officer's responsibilities and performance, the effectiveness of our programs in supporting the company's short-term and long-term goals, and our overall financial performance. Additionally, the Compensation Committee coordinates the full board's annual review of the CEO's performance and considers the board's assessment in its compensation decisions related to the CEO.
To evaluate each senior officer's overall compensation, each year the Committee reviews tally sheets prepared by management. Tally sheets detail a senior officer's total direct and indirect compensation and assist the Committee in understanding how its compensation decisions may affect the officer's total compensation, currently and in the future. Tally sheets also ensure the Committee clearly understands the potential payments an executive could receive upon his or her termination of employment under a variety of scenarios.
Role of Compensation Consultants
External consultants provide guidance to management and the Committee on compensation trends and program designs and bring expertise and an objective perspective to the process of evaluating and developing proposals regarding our pay practices. In 2014, CCE's management engaged compensation consultants from Towers Watson (“Towers”) to provide market data for the comparator group used in reviewing senior officers' pay, including market data that reflected, as appropriate, any differences between our officers' responsibilities and the survey's job descriptions to which they were compared.
During 2014, Meridian Compensation Partners ("Meridian") served as the Committee's independent consultant. In addition to providing the Committee with its perspective on current trends and other developments in executive compensation, Meridian reviewed and advised the Committee on its compensation risk assessment, market data provided by Towers and management's recommendations regarding our senior officers' compensation and incentive compensation plans. During 2014, Meridian consultants attended all of the Committee's meetings in person or by telephone. From time to time, Meridian also attends the Committee's executive sessions and corresponds with the Committee's chair and other members on specific agenda items and other ad-hoc requests.
Meridian did not provide any other services to the company or its management during 2014. The Committee has evaluated Meridian's independence as its compensation consultant by considering each of the independence factors adopted by the NYSE and the SEC. Based on such evaluation, the Committee determined that no conflict of interest exists that would prevent Meridian from independently representing the Committee.

Executive Compensation

Role of Management
Our CEO and senior vice president of human resources are responsible for providing recommendations to the Committee on various aspects of our executive compensation program and the senior officers' compensation, other than their own compensation. Such recommendations include, for example, the design of our annual cash incentive and equity programs, as well as the performance targets established each year under these programs.
Our CEO and senior vice president of human resources also lead a systematic approach for evaluating the performance of our senior officers, including the Named Executive Officers. The process begins with the senior leadership team establishing their shared goals and separately agreeing on their individual performance goals. The CEO then reviews the individual objectives with the Committee and considers its input before the goals are finalized. These officers' input and recommendations are an important part of the Committee's decision-making process because they have direct knowledge of our business objectives, as well as each officer's contributions to the attainment of those objectives.

Our 2014 Executive Compensation Program
Compensation Philosophy
To address its objective of providing competitive pay, the Compensation Committee adopted a philosophy of targeting both annual cash compensation and total direct compensation for its senior officers at the median of a comparator group comprised of general industry companies with revenues within a specified range. “Total direct compensation” is defined as base salary, plus the target level annual incentive and target annual equity award value. Use of comparator group market data is, however, only the starting point for any compensation decisions, as the Committee may decide to position an executive's target compensation opportunity above or below the median to reflect that executive's past experience, future potential and individual performance.
For purposes of reviewing our senior officers' 2014 compensation, the Committee considered market data from 85 companies in the 2013 Towers Watson General Industry Executive Compensation Database with annual revenues from $10 to $20 billion, excluding companies in the financial services and energy sectors. The median revenue for this comparator group was approximately $13 billion. The companies comprising this comparator group are listed in Appendix B to this proxy statement.
Elements of Compensation
Our Named Executive Officers receive fixed pay in the form of base salary and employee benefits, and variable pay in the form of an annual cash incentive and long-term incentive equity awards. The individual elements of compensation that make up each Named Executive Officer's total direct compensation are discussed below.
Base Salary
Base salary is intended to provide our senior officers with a competitive level of fixed compensation. The Committee reviews senior officers’ base salaries each year and considers adjustments in conjunction with their review of the comparator group market data and the annual performance review process. Adjustments may also be made during the year to reflect promotions or changes to an officer’s role or responsibilities.
For 2014, Mr. Brock recommended increases to the base salaries of our senior executives, including the Named Executive Officers, to recognize their performance against their individual performance objectives and to reflect market-based adjustments. In particular, Mr. Patricot, a key operational leader, received a 5% merit increase in his salary, as well as an approximately 11% market-based adjustment to better align his base salary with the median salary of senior operational leadership against which his position is benchmarked.
Messrs. Jhangiani's and Parker's base salary adjustments reflected both market-based adjustments and strong performance under their individual objectives. Mr. Douglas's base salary, which was set while he was our chief financial officer, was not adjusted because his total pay was already positioned competitively as compared to the median for supply chain executives within our comparator group. The Committee also did not adjust Mr. Brock's base salary, which has been at the same level since 2010.

Executive Compensation

The Named Executive Officers' base salaries for 2014, as compared to 2013, were as follows:

Officer	2013 Base Salary	2014 Base Salary	% Increase
John F. Brock	$1,200,000	$1,200,000	--
Manik Jhangiani*	504,790	528,088	4.6%
William W. Douglas III	565,000	565,000	--
Hubert Patricot*	568,122	660,110	16.2%
John R. Parker, Jr.	530,000	555,000	4.7%
*Messrs. Jhangiani's and Patricot's 2013 and 2014 salaries are described above in dollars, converted from British pounds sterling based on the December 31, 2014, currency exchange rate of 1.5532.
The base salary earned in 2014 by each Named Executive Officer is shown in the Summary Compensation Table on page 37.
Annual Cash Incentive Awards
The Executive Management Incentive Plan (“MIP”) provides an opportunity for our senior officers to earn additional cash compensation based on the achievement of financial and individual performance goals for a given year. The financial performance goal for the 2014 MIP was based on the operating income budget under the company's annual business plan, which our board considers a key financial measure of our operating performance.
2014 MIP Award Opportunities
Each officer's MIP target award is expressed as a percentage of the actual base salary he or she is paid in the fiscal year. The 2014 target award levels for Messrs. Brock, Douglas and Parker reflect the target percentages provided for in their employment agreements. Those award levels, like the target award levels for Messrs. Patricot and Jhangiani, also reflect the target percentages that, based on its review of comparator-group market data, the Committee determined appropriate for their respective positions. Specifically, the Named Executive Officers' MIP target award levels for 2014 were as follows:

Officer	Target MIP Award as % of Base Salary Earned
John F. Brock	150%
Manik Jhangiani	80%
William W. Douglas III	100%
Hubert Patricot	100%
John R. Parker, Jr.	80%
2014 MIP Performance Goals
Operating income is a key metric used by management, the board, and the company's shareowners to evaluate CCE's overall financial performance, and we believe OI goals appropriately focus our leadership team on maximizing profitable revenue growth and minimizing operating expense. The 2014 MIP business performance goal set by the Compensation Committee for all the senior officers was the company's operating income, which is defined under the MIP as our operating profit before interest and taxes, as adjusted for specified non-recurring items (“OI”).
For 2014, the Committee set the target OI performance goal at 100% of the operating income results required to attain our annual business plan, which was $1.079 billion and represented a 4.7% currency-neutral increase over the prior year's comparable OI. Under the 2014 MIP, attainment of the target OI goal would result in an award opportunity of 100% of the senior officer's target MIP award. The Committee set a minimum level of OI performance required to be met for any annual incentive award to be paid and a maximum OI level, at which the award payment is capped, subject to the Committee's discretion to adjust it for individual performance, as discussed below.

Executive Compensation

The 2014 minimum, target, and maximum performance and the corresponding award levels for OI were:

	Performance Level (As a % of OI Target)	Award Level (As a % of MIP Target)
Below Minimum	< 85%	0%
Minimum	85%	25%
Target	100%	100%
Maximum	112%	200%
Above Maximum	>112%	200%
Awards for performance between minimum and target and target and maximum are interpolated on a straight-line basis.
For purposes of calculating business results under the 2014 MIP, OI is determined in accordance with U.S. GAAP and then adjusted for various predetermined and/or nonrecurring or unusual items. These predetermined adjustments are primarily related to restructuring charges, the financial impact of certain commodity hedges, the effect of acquisitions and dispositions, the external costs and expenses associated with the completion of such transactions, and fluctuations in currency exchange rates.
The annual incentive award a senior officer earns for business performance is also subject to adjustment by the Compensation Committee based on its evaluation of the officer's performance against his or her individual goals for the year. The adjustment can range from eliminating the award, regardless of business performance, to providing up to a 30% increase. In no event, however, would an officer's award exceed a cap of 260% of the target award. The officers' individual goals vary from year to year, but in 2014 included delivering financial results under our annual business plan, efficiency and effectiveness initiatives related to the management of operating expenses, talent development and succession planning objectives, diversity and employee engagement initiatives, and successful delivery of our corporate responsibility and sustainability (“CRS”) initiatives.
2014 MIP Results and Award Determinations
As described above, the award determination under the MIP is a two-step process. First, the business results are determined, and then the Committee determines whether the award levels should be adjusted based on the officer's performance against his or her individual goals.
2014 Operating Income Results. We achieved 98.23% of our target OI goal under the 2014 MIP. As noted above, our business performance versus our 2014 annual business plan was negatively impacted by the difficult macroeconomic conditions in Europe and a challenging retail environment. In spite of these circumstances, our OI grew 3% over 2013, on a comparable, currency-neutral basis, through strong cost management efforts and increased productivity through the deployment of innovative technologies and other efficiencies. Based on these OI results, the amount each senior officer could earn under the MIP was 91.1% of his or her target award. Therefore, the MIP awards for our Named Executive Officers based solely on business results, before any adjustment for individual performance, were as follows:

Officer	Target Award as % of Base Salary	% of Target Award Earned	Award Earned as % of Base Salary
John F. Brock	150%	91.1%	136.65%
Manik Jhangiani	80%	91.1%	72.88%
William W. Douglas III	100%	91.1%	91.10%
Hubert Patricot	100%	91.1%	91.10%
John R. Parker, Jr.	80%	91.1%	72.88%
2014 Individual Performance Adjustments. Mr. Brock provided the Committee with his assessment of the Named Executive Officers' individual performance for 2014, reporting that each officer had met, and in certain instances exceeded, his performance objectives. However, given the below-target OI results under the 2014 MIP, Mr. Brock recommended that the MIP award for these officers be based solely on the OI results. The Committee concurred with this recommendation and made no adjustments based on individual performance for any of the Named Executive Officer's MIP awards, including Mr. Brock's.

Executive Compensation

The 2014 MIP payouts to each Named Executive Officer are set forth in the Summary Compensation Table under the column titled "Non-Equity Incentive Plan Compensation" on page 37.
Long-Term Incentive Equity Awards
LTI awards represent the majority of each senior officer's annual direct compensation, providing an opportunity for increased compensation based on delivering business results that increase the value of our stock over time. Our LTI awards are designed to focus our leadership on taking actions that lead to the company's sustainable growth and to align their long-term interests with those of our shareowners.
The Compensation Committee approved the 2014 LTI awards, which were granted on October 30, 2014. The Committee again determined that it was appropriate to award 60% of the Named Executive Officers' target LTI awards in the form of PSUs and the remaining 40% in stock options. The Committee believes the use of these two forms of equity is consistent with competitive market practice and that this allocation between PSUs and stock options efficiently uses the company's share reserves in the delivery of these officers' target LTI value.
The 2014 target LTI values for our Named Executive Officers, as well as the allocation between PSUs and stock options, were as follows:

Officer	Target LTI Value	Target PSU Value	Target Stock Option Value
John F. Brock	$8,000,000	$4,800,000	$3,200,000
Manik Jhangiani	1,300,000	780,000	520,000
William W. Douglas III	1,500,000	900,000	600,000
Hubert Patricot	1,500,000	900,000	600,000
John R. Parker, Jr.	1,000,000	600,000	400,000
The accounting expense associated with each Named Executive Officer's target LTI values are reported as 2014 compensation in the Summary Compensation Table on page 37. However, the compensation each officer actually receives, if any, is dependent on the satisfaction of service-vesting conditions and, for the PSUs, the performance-vesting requirements, as well as the future value of the company's stock at the time it is paid.
2014 Stock Options
Stock options provide senior officers the opportunity to purchase shares of our stock at a price equal to the market price on the day of grant. After the options vest, officers can exercise this purchase right anytime during the term of the option, with the compensation the officer realizes upon exercise directly tied to the extent to which our stock price has increased since the grant date. Reflecting the terms in his employment agreement which is described below, the stock options granted to Mr. Brock in 2014 will vest ratably over two years and will remain exercisable for the options' ten-year term. The stock options granted to each of the other Named Executive Officers in 2014 will vest ratably over three years, and any vested options will remain exercisable for up to a ten-year term as long as they remain employed by the company.
2014 Performance Share Unit Awards
PSU awards provide our senior officers the opportunity to receive shares of our stock, and a cash payment equal to hypothetical dividends on such shares, only if both the service- and performance-vesting requirements are met. Because vested PSU awards are paid out in shares of company stock more than two years after the performance-vesting requirements are satisfied, the ultimate value of any award earned by an officer is dependent on both the number of shares that have been earned based on the business results and on the trading price of the company's stock at the time the shares, if any, are delivered.
The Committee established two performance conditions to vesting for the 2014 PSU awards. The primary performance goal is based on the annual growth rate in our EPS for the 2015 fiscal year over 2014 EPS. For purposes of the 2014 PSU awards, EPS is defined as our U.S. GAAP EPS, adjusted to exclude the effects of various predetermined, nonrecurring items, to apply consistent tax and currency exchange rates, and to limit the beneficial effects of the company's share repurchase program.
EPS was retained as the primary performance goal for the 2014 awards because we continue to believe that, over time, EPS growth is the primary driver of our stock price, an important indicator of our profitability, and an accurate indicator of long-term company performance. In setting the specific EPS goals, the Committee considered our proposed 2015 business plan and the current operating challenges specific to our business, including expected

Executive Compensation

customer consolidations, constrained consumer spending and the strengthening of the U.S. dollar against the euro. The Committee determined that the 2015 EPS growth goals described below are appropriately challenging.
The secondary performance objective is our TSR performance (i.e., net stock price change plus dividends paid during the year), as compared to the TSR performance of the companies comprising the S&P 500 at both the beginning and end of 2015 ("S&P 500 Companies"). Specifically, our relative TSR ranking within the S&P 500 Companies may result in an increase or decrease to, the percentage of the target award that would otherwise be earned based on our EPS performance. This additional performance goal measures our relative financial performance, providing increased incentive to management to focus on the value delivered to shareowners each year, as well as achieving our internal business objectives. The Committee determined that the companies comprising the S&P 500, in which we are included, is the most appropriate comparator group for measuring our TSR performance because it is representative of the market in which we compete for shareowners.
The following chart sets forth the minimum, target and maximum EPS performance goals for 2015, which will be measured against a 2014 EPS baseline of $2.85, as well as the corresponding percentages of the target PSU award to be earned upon the attainment of these EPS goals. The chart also describes the adjustments that will be made to the EPS-based percentages based on our relative TSR performance.

EPS Performance Goals and Award Levels				TSR Adjustments to EPS-Based Award Levels
EPS Growth Rate		EPS Goals	% of Target Earned	Bottom 1/3 of S&P 500 Companies	Middle 1/3 of S&P 500 Companies	Top 1/3 of S&P 500 Companies

Less than 5%	<	2.99	0%	No Adjustment	No Adjustment	50% of Target Award
Minimum-5%		2.99	50%	Multiply EPS-Based Percentage Earned by 75%		Multiply EPS-Based Percentage Earned by 125%-- Up to 225% cap on award
Target-7%		3.05	100%
Maximum-10%	>=	3.14	200%
For the 2014 PSU awards, the service-vesting period for Mr. Brock is 26 months from the grant date, as provided under his employment agreement, and, for the other Named Executive Officers, it is 42 months. The payment date for any 2014 PSUs that are earned based on the performance goals described above will be April 30, 2018, which is 42 months after the grant date for all the Named Executive Officers.
2013 PSU Awards' Performance Results
A portion of our Named Executive Officers' 2013 LTI compensation was granted as PSU awards on October 31, 2013. The performance-vesting conditions for these awards were based on a target annual EPS growth-rate goal for 2014 of 8% over our 2013 baseline EPS of $2.51. The design of the 2013 PSU awards was the same as that of the 2014 PSU awards described above, except that the minimum, target and maximum growth rate goals were 5%, 8%, and 11% (i.e., EPS of $2.64, $2.71, and $2.79), respectively.
We achieved strong year-over-year growth in EPS on a comparable, currency-neutral basis, and our 2014 EPS, as defined under the 2013 PSU awards, was $2.79, which represents a growth rate of 10.97%. Based on these results, each Named Executive Officer could potentially earn 198.94% of his target PSU award based on EPS performance. However, because our TSR was in the bottom one-third of the S&P Companies, this percentage was reduced by 25%, resulting in an award level of 149.21% of the officers' target award.
The number of PSUs earned by each Named Executive Officer under the 2013 PSU award, and their applicable service-vesting conditions, are reflected in the “Outstanding Equity Awards at Fiscal Year-End” table that begins on page 40.
Mr. Patricot's 2014 Special Retention Award
In February 2014, the Committee granted Mr. Patricot a special award of restricted stock units ("RSUs"). Recognizing Mr. Patricot's significant contributions since the formation of our company in 2010, including his leadership in the successful evolution of our commercial team and processes, strong management of operating costs, and the continued enhancement of our customer relationships, the Committee believed it was important to provide this additional retention incentive. The grant date for this RSU award was March 3, 2014, and the target value was $1.5 million. The award will vest if he remains employed through March 3, 2018.

Executive Compensation

Named Executive Officers' Employment Agreements
U.S.-Based Named Executive Officers' Agreements
Background. CCE became a new public company in October 2010, upon its separation from our predecessor parent company, Coca-Cola Enterprises Inc. (which we refer to as "Legacy CCE"). This separation occurred in connection with a merger in which Legacy CCE's North American business became a subsidiary of The Coca-Cola Company ("TCCC") and CCE acquired TCCC's bottling operations in Norway and Sweden. We refer to our separation from Legacy CCE and the related transactions as the "Transaction." In order to ensure the recruitment of a successful senior management team to lead the new company following the Transaction, Legacy CCE entered into employment agreements with Messrs. Brock, Douglas and Parker, and certain other of its U.S.-based senior officers, that preserved the officers' then-current compensation opportunities through 2013, as well as certain retention incentives (the "2010 Agreements"). Legacy CCE's board believed that securing Mr. Brock's commitment to become the chief executive officer of CCE through 2013, as well as that of the other members of his executive leadership team, was critical to ensuring the stability of a newly configured company, establishing its long-term strategy, and implementing a disciplined succession planning process.
Extensions and Status of Employment Agreements. In October 2012, Messrs. Brock, Douglas and Parker, as well as other U.S.-based senior officers, entered into amended employment agreements that extended their employment term through 2014 and modified certain other provisions of their 2010 Agreements (the "2012 Agreements"). In October 2013, the Board extended the term of Mr. Brock’s employment agreement through 2015 and, in October 2014, extended it further through 2016 (collectively referred to as the “Extended Agreement”). The material terms of Mr. Brock's Extended Agreement (other than those related to base salary and annual incentive awards, which are discussed above), are summarized below.
Messrs. Douglas's and Parker's 2012 Agreements expired on December 29, 2014, and the material terms of these agreements related to their 2014 employment and compensation (other than those related to base salary and annual incentive awards, which are described above) are summarized below. We have also noted below instances where Messrs. Douglas and Parker became eligible for comparable benefits or opportunities previously addressed by their 2012 Agreements.
Terms of Annual LTI Awards. Mr. Brock's Extended Agreement provides for an annual LTI award level of at least $7 million in each year through 2016. The agreements provide for vesting based on the following continued service requirements: for the 2013 awards, service through 2015 and, for the 2014 award, service through 2016.
Messrs. Douglas and Parker received the same level of LTI award as previously provided under their agreements, but the vesting terms are the same as those applicable to all other LTI participants' awards.
Payments Upon Involuntary Termination of Employment Without Cause. If Mr. Brock's employment is involuntarily terminated by CCE without cause during the term of his Extended Agreement, he will become entitled to the payments and benefits described below. These payments would have also applied to Messrs. Douglas and Parker under their 2012 Agreements had their employment been terminated prior to December 30, 2014. Specifically, these agreements provide for:

•	a lump-sum payment (or installments, to the extent necessary to comply with tax requirements) equal to his current annual base salary and target bonus;

•	a pro rata portion of the annual incentive award for the year of termination based on actual performance results for the year;

•	all service-based equity awards will vest on a pro rata basis; and

•	performance-based equity awards will become vested on a pro rata basis, subject to satisfaction of the relevant performance requirements.
Mr. Brock also would be credited with an additional twelve months of service for purposes of the pro rata determinations with respect to his LTI awards granted in 2013 though 2016. (This provision also applied to Mr. Parker's 2013 LTIP award.) The Committee determined it was appropriate to provide this additional service credit in the event of these officers’ involuntary termination because they have satisfied the "Rule of 60" retirement criteria that provides other equity participants with more favorable vesting treatment if they terminated employment after they are age 55 and have at least five years of service with the company and Legacy CCE.

As of December 30, 2014, the Committee approved Messrs. Douglas's and Parker's eligibility to participate in the executive severance plan established for U.S. executives. As described beginning on page 33, the circumstances under which severance benefits may be paid, and the level of cash benefits provided, under that plan are substantially the same as provided for under their 2012 Agreements. Additionally, upon an involuntary termination,

Executive Compensation

our equity awards generally provide for the same pro rata vesting (full vesting in the event of a change in control of the company).
Payments Upon the Executive's Termination Following a Change in Control. In the event of his voluntary termination for good reason or involuntary termination without cause within two years following a change in control during the term of his Extended Agreement, Mr. Brock will be entitled to the payments and benefits described below. These payments would have also applied to Messrs. Douglas and Parker under their 2012 Agreements had their employment terminated under these conditions prior to December 30, 2014. Specifically, these agreements provide for:

•	a lump-sum payment equal to the officer's current annual base salary and target bonus, multiplied by 1.5;

•	a pro rata annual incentive award based on actual results and the officer’s months of employment during the year of his termination; and

•	full vesting of all equity awards.
Payments upon Disability or Death. Mr. Brock's Extended Agreement provides, and Messrs. Douglas's and Parker's 2012 Agreements provided, that in the event of death or termination due to disability the officers (or their beneficiaries) would receive a full annual incentive award for the year of disability or death, based on actual performance results for the year and the vesting of all outstanding equity grants, with the vesting of performance-based equity awards based on actual results for completed performance periods and based on target levels for incomplete performance periods.
Restrictive Covenants. Mr. Brock's Extended Agreement and Messrs. Douglas's and Parker's 2012 Agreements subject these Named Executive Officers to a number of obligations, including the requirement to execute a release of claims before receiving any severance pay. In addition, following the officer's termination of employment for any reason the officers may not compete with the company by becoming employed by certain direct competitors for a period of 12 months or accept a position on the board of any other company without approval of our compensation committee. These agreements also include the clawback provision described on page 35.
Although Messrs. Douglas's and Parker's 2012 Agreements expired on December 29, 2014, they remain subject to this clawback policy and, in the event they were to receive benefits under the executive severance plan, would be required to execute a release of claims and agree to substantially similar noncompetition and nonsoliticitation covenants.
Europe-Based Named Executive Officers' Agreements
As is customary in our European territories, we have employment agreements with Messrs. Jhangiani and Patricot, who are based in the United Kingdom.
Mr. Jhangiani's Employment Agreement
In October 2013, Mr. Jhangiani’s employment agreement was restated by our UK subsidiary, effective November 1, 2013, to reflect his promotion to Senior Vice President, Chief Financial Officer of CCE (the "2013 Agreement"). In addition to reflecting the increase of Mr. Jhangiani’s base salary to £325,000 upon assuming his new role, the agreement described his eligibility for the same retirement and welfare benefits provided to our other UK employees and the same financial planning and car allowances as provided to other UK executives. Mr. Jhangiani's 2013 Agreement included a covenant preventing him from being employed by a competitor for a period of twelve months following his voluntary or involuntary termination of employment and included the clawback provision described on page 35. The 2013 Agreement also provided for a severance payment equal to his annual base salary and target annual incentive award in the event of his involuntary termination.
Effective December 18, 2014, Mr. Jhangiani's employment agreement was restated to incorporate the terms of his 2013 Agreement and reflect his current salary of £340,000 and provide additional severance benefits if, within two years of a change in control of the company, his employment were involuntarily terminated or he voluntarily terminated his employment for good reason. Under such circumstances, Mr. Jhangiani would receive a lump-sum payment equal to his then-current annual base salary and target annual bonus, multiplied by 1.5. The Committee determined it was appropriate to provide Mr. Jhangiani with the same level of severance payments in the event of a change in control as could be provided to U.S-based senior officers.
Mr. Patricot's Employment Agreement
Mr. Patricot's current employment agreement was effective December 12, 2012. In addition to reflecting his then current base salary, his eligibility to participate in the same retirement welfare benefits provided to our other UK employees and his eligibility to participate in the same car allowance program as other UK executives, Mr. Patricot's employment agreement provides for the following benefits:

Executive Compensation

•	An annual allowance of £68,685 to assist with maintaining a residence in London;

•	Reimbursement of the costs of tax preparation assistance;

•	An annual cash payment (net of taxes) equal to the contributions that would have been made on his behalf to certain tax-favorable savings plans had he remained an employee of our French company.
In the event of his involuntary termination without cause, Mr. Patricot would be entitled to a payment equal to two times his base salary and target bonus at the time of such termination (inclusive of any other broad-based programs offered to employees in our UK subsidiary or other statutory payments). Mr. Patricot's agreement also includes a six-month non-competition period, a 12-month non-solicitation period and the clawback provision described on page 35.
Executive Benefit Programs
Our senior officers participate in our company-sponsored benefit programs on generally the same basis as other salaried employees in the country in which they are based. These benefits are designed to provide protection against the financial hardship that can result from illness, disability, or death, and to provide retirement income. In addition to these broad-based benefit programs, our Named Executive Officers are eligible to participate in the following executive-level benefit programs.
Retirement and Savings Plans
The U.S.-based Named Executive Officers participate in a tax-qualified defined contribution plan to which the company contributes 7% of each employee's compensation, up to Internal Revenue Code (“IRC”) limits. To the extent that the full 7% cannot be contributed to the qualified plan due to IRC limits, contributions are made to our nonqualified defined contribution plan, but only taking into consideration compensation up to $500,000. Therefore, the maximum amount of combined contributions to these plans that any employee may receive during a calendar year is $35,000. A participant may receive a distribution from the nonqualifed deferred compensation plan only following separation from service with the company.
Messrs. Jhangiani and Patricot are eligible to participate in the defined contribution plan available to all employees of our UK subsidiary. Under this plan, participants contribute a minimum of 3% of their pensionable salary. The company matches the individual participant's contributions on a one-for-one basis, up to a maximum of 8%, and contributes an additional amount equal to 2% of pensionable salary. Messrs. Jhangiani and Patricot are also eligible to participate in a share savings plan, to which is also available to all our UK employees. Under this plan, the UK employer matches employee contributions of up to £125 per month, and the combined contributions are used to purchase shares of our stock. Employees receive favorable tax treatment upon the sale of shares held in the plan for requisite periods.
Our French subsidiary sponsors a defined contribution plan to which that employer makes contributions and employees may defer a portion of their salaries. Mr. Patricot participated in this plan while he was employed by the French company, but he has not participated since 2009, following his transfer to our subsidiary in Great Britain. Mr. Patricot's account balance participates in the plan's investment gains and losses on the same basis as the plan's other participants.
Executive Severance Plan Benefits
In July 2013, the Committee adopted a severance plan that provides transition assistance benefits to U.S.-based executives whose employment is involuntarily terminated without cause or who, within two years following a change in control of the company, voluntarily terminates for good reason. Senior officers, including the Named Executive Officers, are not eligible for benefits under this plan unless their participation is approved by the Committee. The payment of benefits under the plan is conditioned on the executive executing a noncompetition agreement and release of all potential claims against the company, as well as his or her compliance with other restrictive covenants.
An eligible executive receives a lump-sum payment equal to:

•	his or her current annual base salary and target annual incentive award (multiplied by 1.5 if the termination is within two years following a change of control); and

•	an amount equal to the annual incentive award for the year of termination based on actual results but prorated based on his or her months of employment during the year of termination.

Executive Compensation

Executive Welfare Plan Benefits
All U.S.-based employees are covered under a long-term disability program that provides a monthly disability benefit of up to 60% of the employee's salary, up to a maximum of $10,000 a month. Our U.S.-based executives, including the Named Executive Officers, are also provided a monthly disability benefit of an additional 10% of his or her base salary, up to a maximum additional benefit of $5,000 a month. Also, the U.S.-based Named Executive Officers, as well as other members of management, are eligible to participate in an executive physical program that provides enhanced diagnostic screenings and services. Messrs. Patricot and Jhangiani are provided private medical coverage, as are certain other members of management for our UK subsidiary.
Other Benefits or Perquisites
We provide limited other perquisites to our other senior officers, including the Named Executive Officers. Offered to all U.S.-based employees, our Named Executive Officers are eligible to participate in our charitable matching gifts program that makes a matching company donation to qualifying tax-exempt educational, arts and cultural organizations. At times, an officers' spouse or guest attends business meetings, and certain of their costs may be imputed to the participants as income under tax regulations. When this is the case, the company does not reimburse the executives for the taxes on income related to their own participation. However, because the Committee believes that the attendance of these executives' spouses or partners serves a valid business purpose, it has delegated authority to the CEO to approve reimbursements for taxes on income attributable to their attendance at certain business events. (At his request, tax reimbursements are not provided to Mr. Brock.)
As mentioned above, Messrs. Patricot and Jhangiani receive additional benefits and perquisites under their employment agreements. Provision of a company car and related allowances are a customary form of compensation within the European market. Mr. Jhangiani may receive up to £5,000 in reimbursements for financial planning and tax return preparation, a benefit that is provided to all our other executives in the UK other than Mr. Patricot. Mr. Patricot receives tax preparation assistance and the mobility benefit described above, which are provided under his employment agreement to mitigate the increased costs of relocating to London.
Additionally, the company operates aircraft that are used by our senior officers and other members of senior management to conduct company business. For personal security reasons, Mr. Brock is required by the board to use the company aircraft for all air travel, both business and personal. Other senior officers make limited use of the company aircraft for personal travel with the permission of the CEO. The Committee has adopted a policy that requires the CEO and senior officers to reimburse the company for the incremental costs associated with certain personal travel. When officers, including Mr. Brock, use the company aircraft for personal reasons, the value of any unreimbursed costs are reported as income to the extent required under applicable tax laws, and they are responsible for the applicable taxes on that income.
The amount of any tax reimbursements and the value of any other perquisites (if a requisite value is met) provided to a Named Executive Officer in 2014 are included in the "All Other Compensation" column of the Summary Compensation Table on page 37.
Other Policies and Considerations
Compensation Risk Considerations
Each year, the Compensation Committee conducts a risk assessment with respect to our compensation programs. In 2014, the Committee concluded that our programs do not encourage inappropriate risk-taking by our employees or executives that would be reasonably likely to have a material adverse effect on the company.
With respect to any Committee decision regarding senior officers' incentive compensation opportunities, the Committee takes into consideration whether such opportunities would encourage the officers to take unreasonable business risks to realize the compensation at issue. Mitigating such risks, our compensation programs are designed so that a significant portion of our executive compensation opportunities are performance-based, with capped, upside-earning potential and goals set based on board-approved annual and long-term strategic business plans. These plans and the progress against them are reviewed by the full board throughout the year. Further, the board and the Committee hold executive sessions at each meeting and, throughout the year, have access to senior management and members of their teams to discuss any business issues.
The Committee has also constructed our executive compensation program to align the majority of each executive officer's compensation opportunities with the performance of the company's stock over longer periods of time (e.g., stock options with a ten-year term and PSU awards that are not payable for 42 months after grant). The goals

Executive Compensation

established under both the annual and long-term incentive programs by the Committee are directly related to the annual and strategic long-term business plans that are reviewed and approved by the full board.
Through all these mechanisms, as well as the clawback policy described below, the board and Committee have visibility into our financial performance and other aspects of our operations, therefore mitigating the potential for excessive or inappropriate risk taking by our management employees.
Clawback Policy
Senior officers are subject to a clawback policy under which the officer could be required to repay some or all of the income realized from certain incentive compensation in the event two-thirds of the board of directors determines (i) that he or she engaged in fraud or ethical misconduct that resulted in, or directly contributed to, the restatement of our financial results, or (ii) that the former officer could have been terminated for cause, if such determination is made within two years of his or her termination date.
Under the policy, the officer could be required to:

•	forfeit any unvested long-term incentive awards held at the time of the determination, as well as any vested long-term awards that have not yet been exercised or distributed at that time;

•	repay the gains received after termination from the vesting or exercise of long-term incentive awards;

•	repay any severance or redundancy payments made upon his or her termination of employment; and

•
under the circumstances related to a financial restatement resulting from, or contributed to, by the officer's fraud or misconduct, repay some or all of the incentive compensation for the year or years affected by the restatement if the income is realized in, or within two years of, the year or years affected by such restatement.

As described above, the terms of this policy are incorporated, either expressly or by reference, into the employment agreements of Messrs. Brock, Jhangiani and Patricot (as was the case in the prior agreements of all U.S.-based senior officers). Effective December 30, 2014, the Committee adopted the policy so that it would continue to apply to senior officers whose employment agreements were expiring on December 29, 2014, including Messrs. Douglas and Parker, and to any future senior officers of the company.
Stock Ownership Policy
Our stock ownership policy requires that each senior officer acquire and maintain significant levels of company stock, generally within five years of becoming subject to the policy. The ownership levels are determined as a multiple of the senior officer's base salary: five times for the CEO, three times for an executive vice president, two times for a senior vice president and one time for a corporate vice president. An officer's current ownership level, which is reviewed annually, is determined by including shares owned by the officer or an immediate family member, 60% of the value of shares underlying in-the-money options, and all performance stock units or restricted stock units for which the performance conditions to vesting have been met. As of December 31, 2014, each of the Named Executive Officers had exceeded his required stock ownership levels.
Anti-Hedging and Anti-Pledging Policy
Our stock ownership policy also prohibits any senior officer, including the Named Executive Officers, from engaging in hedging strategies using puts, calls, or other derivative securities based on the value of the company's stock and from pledging the company's stock as collateral for a loan or otherwise.
Equity Award Grant Policy
The Compensation Committee is solely responsible for making or modifying equity awards to our senior officers. The board has delegated authority to the CEO to make and modify equity awards to employees other than senior officers, subject to certain limits and procedural controls. Our equity grant policy requires the exercise price for stock option grants to be at least equal to the closing market price on the grant date. The “grant date” is defined as the date on which both final approval of a grant has occurred and all of the elements of the grant are known. Our policy also sets forth the procedural and control requirements for granting annual, new hire, and promotional equity awards, and these requirements are rigorously followed. Further, the grant date for our annual grants must be set at least one month before awards are granted and must occur on the fifth trading day following the release of our quarterly earnings report for a fiscal quarter.

Executive Compensation

Tax and Accounting Considerations
The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we design our plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program. One of the significant tax considerations is IRC Section 162(m), which limits the tax deduction available for compensation over $1 million paid to a public company's CEO and to each of the three other most highly compensated executive officers (other than the CFO) unless such compensation is “performance-based.” To the extent consistent with our executive compensation program and the officers' employment agreements, we have designed our executive compensation program to be performance-based and also to comply with requirements for tax deductibility where feasible and desirable.

Compensation Committee Interlocks and Insider Participation
During 2014, Ms. Morali and Messrs. Humann, Ingram, and Johnson served on the company’s Human Resources and Compensation Committee. None of them has been at any time an officer or employee of the company, each was determined to be an independent director, and none of them has had any related person transactions that require disclosure under the SEC’s proxy rules. Further, as required by the SEC’s proxy rules, we have confirmed that no executive officer of the company has served on the board of directors or compensation committee of any other entity that has, or had during any time during 2014, an executive officer who served as a member of our board of directors or our Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.
Based upon such review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
February 9, 2015	Thomas H. Johnson, Chair L. Phillip Humann Orrin H. Ingram II Véronique Morali

Executive Compensation

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
John F. Brock	2014	1,200,000	—	4,951,136	3,200,160	1,639,800	276,402	11,267,498
Chairman and Chief Executive Officer	2013	1,200,000	6,276,759	4,773,031	2,799,677	1,700,000	271,552	17,021,019
	2012	1,200,000	—	4,363,436	2,799,846	1,607,760	278,805	10,249,847

Manik H. Jhangiani	2014	554,275	—	805,171	520,026	372,963	81,691	2,334,126
Senior Vice President and Chief Financial Officer(7)	2013	494,950	—	792,342	463,826	365,043	88,566	2,204,727

William W. Douglas III	2014	565,000	—	929,728	600,030	514,715	57,930	2,667,403
Executive Vice President, Supply Chain(7)	2013	565,000	3,055,060	1,024,826	599,775	626,529	49,758	5,920,948
	2012	561,250	—	934,108	599,886	546,320	72,694	2,714,258

Hubert Patricot	2014	676,163	—	2,429,740	600,030	567,414	263,343	4,536,690
Executive Vice President and President, European Group	2013	571,706	—	1,024,826	599,775	563,992	215,652	2,975,951
	2012	580,699	—	934,108	599,886	488,589	283,312	2,886,594

John R. Parker, Jr.	2014	548,750	—	618,336	400,020	399,929	61,781	2,028,816
Senior Vice President and General Counsel	2013	530,000	2,777,327	683,217	399,850	397,839	83,577	4,871,810
	2012	525,000	—	623,805	399,735	340,541	112,042	2,001,123
All amounts shown are in U.S. dollars.
(1) Messrs. Patricot’s and Jhangiani's 2013 and 2014 salaries were paid in British pounds sterling ("BPS") and have been converted to U.S. dollars based on the average of the daily exchange rates for 2013 and 2014, which were 1.563 and 1.6484, respectively. Mr. Patricot's salary from January 1, 2012 through December 22, 2012, was paid in euros and was converted to U.S. dollars based on the average daily exchange rates for 2012, which was 1.2856, and his salary from December 23, 2012 through December 31, 2012, was paid in BPS and has been converted to U.S. dollars based on the exchange rate on the date of payment, which was 1.6031.
(2) Amounts shown reflect value of the U.S.-based Named Executive Officers' 2010 retention award that vested on December 31, 2013. Because the award was not payable until July 2014, these amounts were shown as deferred compensation contributions in our 2014 proxy statement. Because the award balances were paid in July 2014, these amounts are reflected as a deferred compensation distribution in the Nonqualified Deferred Compensation table on page 43. The retention award is described in our 2014 proxy statement and under the Nonqualified Deferred Compensation section on page 43.
(3)      For 2014, amounts shown reflect the aggregate fair value of the 2014 PSU awards as of their grant date calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Although the closing price of our shares was $43.13 on the grant date, the values shown above were determined under the Monte Carlo valuation model, which valued each PSU at $44.48, assuming the target EPS growth rate goal is met. Therefore, the values shown above were calculated by multiplying this PSU value by the number of shares that would be earned if the actual performance under the awards' goals during the applicable period is consistent, as of the grant date, with the probable performance under the awards' goals, which was 100% of the 2014 target award. However, assuming the maximum payout under this award is achieved, each PSU is valued at $42.50; accordingly, the value of each Named Executive Officer's award as of the grant date, assuming the highest level of performance under the 2014 PSU award (225% of the target), is as follows:

Officer	Value at 225% Performance
Mr. Brock	$10,642,862
Mr. Jhangiani	$1,730,780
Mr. Douglas	$1,998,525
Mr. Patricot	$1,998,525
Mr. Parker	$1,329,162
Dividend equivalents provided for under the 2014 PSU awards were taken into account in determining the fair value of the underlying awards. No assumptions were made regarding forfeitures or the nontransferability for the awards. The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Executive Compensation

(4)        Amounts shown reflect the aggregate fair value of 2014 stock option awards as of their grant date calculated in accordance with ASC Topic 718. The values were calculated using the Black-Scholes valuation model. The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(5)        Amounts shown reflect these officers' total annual incentive earned during 2014 under the Executive Management Incentive Plan (“MIP”), which were were approved by the Human Resources and Compensation Committee in February 2015 and will be paid in March 2015. Messrs. Jhangiani's and Patricot’s award amount has been converted to U.S. dollars from BPS based on the daily exchange rate of 1.5235, the rate on the date on which the award was approved, and their 2013 MIP awards were converted from BPS to U.S. dollars based on an exchange rate of 1.6433. Mr. Patricot's 2012 MIP award was converted from euros to U.S. dollars based on an exchange rate of 1.3639.
(6)       Amounts shown as “All Other Compensation” reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the company of all perquisites and other personal benefits, (ii) the amount of any tax reimbursements or gross-up payments, and (iii) the amounts contributed by the company to a defined contribution plan maintained by the company.

Type of Perquisite/Personal Benefit(a)	Mr. Brock	Mr. Jhangiani	Mr. Douglas	Mr. Patricot	Mr. Parker
Incremental cost of personal use of company aircraft(b)	$225,649	$ -	$ -	$0	$ -
Legal / financial planning assistance(c)	0	-	0	-	0
Payment in lieu of defined contribution participation(d)	0	0	0	-	0
Housing allowance(d)	0	0	0	113,220	0
Auto allowance(e)	0	-	0	-	0
Other(f)	-	0	-	-	-
(a)       This table outlines those perquisites and other personal benefits required by SEC rules to be separately described and/or quantified. A dash indicates that the Named Executive Officer received this type of perquisite or personal benefit but the amount is not required to be disclosed in this footnote under SEC rules.
(b)        Amount shown reflects the incremental cost of personal use of company aircraft during 2014. This amount was calculated based on the variable operating costs to the company for each flight hour attributed to personal use (as well as any flight hours attributable to empty pick-up or return flights), including fuel costs; labor, parts, and maintenance costs; landing and parking fees; on-board catering costs; and crew expenses during layovers. These per-hour costs were determined by using industry-standard cost-estimating guides, which are updated semi-annually. Because company aircraft are used primarily for business purposes, the amounts provided exclude fixed costs, such as pilot salaries and training and overhead costs associated with our aircraft hangar.
(c)        Mr. Jhangiani is entitled to receive annual reimbursements for financial planning services under our United Kingdom subsidiary's program applicable to all its executives. Under Mr. Patricot’s employment agreement, the company covers the cost of tax return preparation assistance in lieu of participation in his employer's financial planning services program.
(d)        Under Mr. Patricot's employment agreement, he receives a payment equal to the amount that would have been contributed to our French subsidiary's profit sharing plans on his behalf had he been eligible to participate in such plans during the year and a housing allowance to mitigate the costs associated with his localization to Great Britain. The currency exchange rate used to convert the amount included for these allowances from BPS to U.S. dollars was 1.6484, the average daily exchange rate in 2014.
(e)        Messrs. Patricot and Jhangiani receive the same auto allowance offered to all executives who are based in Great Britain.
(f)       "Other" category includes the company-paid costs for the participation in the executive physical program and premiums related to supplemental long-term disability coverage for Messrs. Brock, Douglas, and Parker, as well as the company’s matching gifts under its charitable gifts program. For Mr. Patricot, it includes the cost to the company of providing private health insurance above the level offered to other executives in our subsidiary in the United Kingdom.
As noted above, “All Other Compensation” also includes the amounts contributed by the company to defined contribution plans and the amount of any company-paid taxes, which, for 2014, was as follows:

Compensation Category	Mr. Brock	Mr. Jhangiani	Mr. Douglas	Mr. Patricot	Mr. Parker
Company contributions to defined contribution plans(a)	$35,000	$39,116	$35,000	$56,990	$35,000
Company-paid taxes(b)	0	0	0	20,992	0
(a)        Amounts shown for Messrs. Brock, Douglas and Parker reflect company contributions made and/or credited on their behalf under our 401k) plan and the nonqualified deferred compensation plan described on page 43. Amounts shown for Messrs. Patricot and Jhangiani reflect contributions of $56,990 and $36,643, respectively, made by our UK subsidiary to its tax-qualified defined contribution plan. Mr. Jhangiani's amount also includes the employer matching contributions of $2,473 made to the UK subsidiary's share savings plan. Both UK plans are described beginning on page 33, and the currency exchange used to convert contributions to these plans from BPS to U.S. dollars is 1.6484, the average daily exchange rate in 2014.
(b)        Amount shown for Mr. Patricot reflects income related to the tax gross-up on the payment we make to him in lieu of his participation in our French subsidiary's defined contribution plan, which gross-up payment was converted to U.S. dollars from BPS using an exchange rate of 1.6929, the rate on July 31, 2014, the date the payment was made.
(7) Compensation for 2012 is not shown for Mr. Jhangiani because he first became an executive officer upon being promoted to the position of chief financial officer on November 1, 2013; previously, he was a vice president of finance for our European operations. Mr. Douglas served as our chief financial officer until November 1, 2013, when he became the head of our supply chain.

Executive Compensation

Grants of Plan-Based Awards

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum($)	Threshold (#)	Target (#)	Maximum (#)
John F. Brock
2014 MIP	2/3/2014	2/3/2014	450,000	1,800,000	4,680,000
2014 Options	10/30/2014	10/19/2014							472,000	43.13	3,200,160
2014 PSUs	10/30/2014	10/19/2014				41,738	111,300	250,425			4,951,136
Manik H. Jhangiani
2014 MIP	2/3/2014	2/3/2014	104,345	417,381	1,085,190
2014 Options	10/30/2014	10/19/2014							76,700	43.13	520,026
2014 PSUs	10/30/2014	10/19/2014				6,788	18,100	40,725			805,171
William W. Douglas III
2014 MIP	2/3/2014	2/3/2014	141,250	565,000	1,469,000
2014 Options	10/30/2014	10/19/2014							88,500	43.13	600,030
2014 PSUs	10/30/2014	10/19/2014				7,838	20,900	47,025			929,728
Hubert Patricot
2014 MIP	2/3/2014	2/3/2014	158,748	634,990	1,650,974
2014 Options	10/30/2014	10/19/2014							88,500	43.13	600,030
2014 PSUs	10/30/2014	10/19/2014				7,838	20,900	47,025			929,728
2014 RSUs	2/3/2014	3/3/2014					32,300				1,500,012
John R. Parker, Jr.
2014 MIP	2/3/2014	2/3/2014	109,750	439,000	1,141,400
2014 Options	10/30/2014	10/19/2014							59,000	43.13	400,020
2014 PSUs	10/30/2014	10/19/2014				5,213	13,900	31,275			618,336
(1)       At its February 2014 meeting, the Compensation Committee approved the terms and values of the annual cash incentive award under the 2014 Executive MIP. At its October 2014 meeting, the Committee approved the terms and values of the annual option and PSU awards, which were not granted until five days following our third quarter's earning release, as required by our equity award policy. These cash and equity incentive awards were granted under the company’s 2010 Incentive Award Plan (As Amended Effective February 7, 2012).
(2)        Amounts shown reflect the threshold, target, and maximum awards for business goals under the 2014 MIP, which is described in detail in the CD&A beginning on page 27. For purposes of this table, we applied an individual performance factor of 1.0 for each officer under the threshold and target incentive amounts so that the incentive amount payable for the minimum and target levels of business performance are described. However, because the maximum incentive amount could have been earned by applying a 1.3 individual performance factor, this feature of the MIP is reflected in the maximum incentive amount. Individual performance factors below 1.0 could have reduced each of the amounts to $0. The exchange rate used to convert Messrs. Jhangiani's and Patricot's award amounts from BPS to U.S. dollars was 1.5532, the exchange rate on December 31, 2014. The actual MIP award payments, the amounts of which are provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, were approved at the Committee’s February 2015 meeting and will be paid in March 2015.
(3)        The amounts shown are the threshold, target, and maximum numbers of shares of company stock that may be earned, based on the extent to which the EPS and/or TSR goals are met, under the 2014 PSU Awards, as described beginning on page 29 of the CD&A.
(4)        The exercise price of the 2014 stock options is the closing price of the company’s stock on the grant date, October 30, 2014, as reported in the NYSE Composite Transactions listing. The options have a 10-year term. Mr. Brock's options vest 50% on the first and second anniversaries of the grant date, and the other Named Executive Officers' options vest 33 1/3% on the first, second and third anniversaries.
(5)        The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Specifically, the fair value of the stock option awards was determined under the Black-Scholes valuation model. Although the closing price of a share of our common stock was $43.13 on the grant date, the values shown above for the PSU awards were determined under the Monte Carlo valuation model, which valued each PSU at $44.48, assuming the target EPS performance goal is met. The value of Mr. Patricot's retention RSU award, which is described on page 30, is based on the $46.44 closing price of our common stock on the grant date. Dividend equivalents provided under the PSU and RSU awards were taken into account in determining the fair value of the underlying awards, but the effect of estimated forfeitures was excluded.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End
The table below summarizes the Named Executive Officers’ equity awards that were unvested or unexercised, as applicable, as of December 31, 2014. For purposes of this table, "market value" was determined by multiplying the number of stock units by $44.22, the closing trading price of our common stock on December 31, 2014.

		Options Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
John F. Brock

Options	4/25/2006	875,228		(1)	14.19	4/25/2016
Options	8/3/2006	371,972		(1)	14.94	8/3/2016
Options	10/31/2007	340,318		(1)	17.70	10/31/2017
Options	10/30/2008	646,624		(1)	6.74	10/30/2018
Options	11/4/2009	776,474		(1)	13.11	11/4/2019
Options	11/4/2010	473,800		(2)	24.40	11/4/2020
Options	11/3/2011	524,300		(3)	26.10	11/3/2021
Options	11/5/2012	493,800		(5)	30.79	11/5/2022
Options	10/31/2013	192,550	192,500	(7)	41.73	10/31/2023
Options	10/30/2014		472,000	(9)	43.13	10/30/2024
PSUs	10/31/2013						150,105	(13)	6,637,643
PSUs	10/30/2014									111,300	(15)	4,921,686
Manik H. Jhangiani
Options	11/5/2012	12,991	6,497	(6)	30.79	11/5/2022
Options	10/31/2013	21,266	42,534	(8)	41.73	10/31/2023
Options	10/30/2014		76,700	(10)	43.13	10/30/2024
PSUs	11/5/2012						7,237	(12)	320,020
PSUs	10/31/2013						24,918	(14)	1,101,874
PSUs	10/30/2014									18,100	(16)	800,382
RSUs	10/1/2012						6,328	(17)	279,824
RSUs	11/5/2012						4,872	(18)	215,440
William W. Douglas III
Options	10/31/2007	65,933		(1)	17.70	10/31/2017
Options	10/30/2008	16,452		(1)	6.74	10/30/2018
Options	11/4/2009	166,439		(1)	13.11	11/4/2019
Options	11/4/2010	101,500		(2)	24.40	11/4/2020
Options	11/3/2011	112,400		(3)	26.10	11/3/2021
Options	11/5/2012	105,800		(5)	30.79	11/5/2022
Options	10/31/2013	41,250	41,250	(7)	41.73	10/31/2023
Options	10/30/2014		88,500	(10)	43.13	10/30/2024
PSUs	10/31/2013						32,229	(13)	1,425,166
PSUs	10/30/2014									20,900	(16)	924,198
Hubert Patricot
Options	11/4/2010	81,200		(2)	24.40	11/4/2020
Options	11/3/2011	112,400		(4)	26.10	11/3/2021
Options	11/5/2012	70,533	35,267	(6)	30.79	11/5/2022
Options	10/31/2013	27,500	55,000	(8)	41.73	10/31/2023
Options	10/30/2014		88,500	(10)	43.13	10/30/2024
PSUs	11/3/2011						19,437	(11)	859,504
PSUs	11/5/2012						21,690	(12)	959,132
PSUs	10/31/2013						32,229	(14)	1,425,166
PSUs	10/30/2014									20,900	(16)	924,198
RSUs	3/3/2014						32,300	(19)	1,428,306

Executive Compensation

		Options Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
John R. Parker, Jr.
Options	11/4/2010	22,567		(2)	24.40	11/4/2020
Options	11/3/2011	37,450		(3)	26.10	11/3/2021
Options	11/5/2012	70,500		(5)	30.79	11/5/2022
Options	10/31/2013	27,500	27,500	(7)	41.73	10/31/2023
Options	10/30/2014		59,000	(10)	43.13	10/30/2024
PSUs	10/31/2013						21,486	(13)	950,111
PSUs	10/30/2014									13,900	(16)	614,658

(1) Equity awards granted by Legacy CCE prior to 2010 and held by our Named Executive Officers on October 2, 2010, were converted to CCE awards, with the number of shares underlying the awards converted in accordance with the terms of the Transaction agreement. Specifically, stock options were converted based on a conversion ratio equal to the ratio of the trading price of Legacy CCE's stock on the day before the Transaction's closing compared to that same price less $10, and their exercise prices were adjusted accordingly. The conversion methodology was intended to maintain each option's same intrinsic value immediately before and after the conversion of the awards. Generally, all Legacy CCE stock options vested on the first, second and third anniversaries of the grant dates. Additionally, the options granted to Mr. Brock in April 2006, included performance-vesting requirements; with respect to one-half of the grant, the stock price of Legacy CCE's common stock was required to increase by 25% over its price on the grant date (which was met prior to October 2010), and with respect to one-half of the grant, by 50%. The remaining performance requirement was subject to the same conversion methodology as described above.

Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Vesting Conditions
(2) Service-based stock options	11/4/2010	33 1/3% per year	11/4/2011 11/4/2012 11/4/2013	Continued employment through vesting date required
(3) Service-based stock options	11/3/2011	50% per year	11/3/2012 11/3/2013	Continued employment through vesting date required
(4) Service-based stock options	11/3/2011	33 1/3% per year	11/3/2012 11/3/2013 11/3/2014	Continued employment through vesting date required
(5) Service-based stock options	11/5/2012	50% per year	11/5/2013 11/5/2014	Continued employment through vesting date required
(6) Service-based stock options	11/5/2012	33 1/3% per year	11/5/2013 11/5/2014 11/5/2015	Continued employment through vesting date required
(7) Service-based stock options	10/31/2013	50% per year	10/31/2014 10/31/2015	Continued employment through vesting date required
(8) Service-based stock options	10/31/2013	33 1/3% per year	10/31/2014 10/31/2015 10/31/2016	Continued employment through vesting date required
(9) Service-based stock options	10/30/2014	50% per year	10/30/2015 10/30/2016	Continued employment through vesting date required
(10) Service-based stock options	10/30/2014	33 1/3% per year	10/30/2015 10/30/2016 10/30/2017	Continued employment through vesting date required
(11) Performance share units	11/3/2011	100% cliff- vesting	4/30/2015
Number of shares shown in table is based on performance results for the period of 1/1/2012 through 12/31/2012, which was determined to be 56.34% of the target award

Continued employment through vesting date required

(12) Performance share units	11/5/2012	100% cliff- vesting	4/30/2016
Number of shares shown in table is based on performance results for the period of 1/1/2013 through 12/31/2013, which was determined to be 74.28% of the target award

Continued employment through vesting date required

Executive Compensation

(13) Performance share units	10/31/2013	100% cliff- vesting	12/29/2015
Number of shares shown in table is based on performance results for the period of 1/1/2014 through 12/31/2014, which was determined to be 149.21% of the target award

Continued employment through vesting date required

(14) Performance share units	10/31/2013	100% cliff- vesting	4/30/2017
Number of shares shown in table is based on performance results for the period of 1/1/2014 through 12/31/2014, which was determined to be 149.21% of the target award

Continued employment through vesting date required

(15) Performance share units	10/30/2014	100% cliff- vesting	12/29/2016
Number of shares shown in table is based on target performance goals for the period of 1/1/2015 through 12/31/2015, but the number of shares earned will be based on actual performance results

Continued employment through vesting date required

(16) Performance share units	10/30/2014	100% cliff- vesting	4/30/2018
Number of shares shown in table is based on target performance goals for the period of 1/1/2015 through 12/31/2015 but the number of shares earned will be based on actual performance results

Continued employment through vesting date required

(17) Restricted share units	10/1/2012	30%, 30% and 40%, respectively	10/1/2013 10/1/2014 10/1/2015	Continued employment through vesting date required
(18) Restricted share units	11/5/2012	100% cliff- vesting	11/5/2015	Continued employment through vesting date required
(19) Restricted share units	3/3/2014	100% cliff- vesting	3/3/2018	Continued employment through vesting date required

Option Exercises and Stock Vested
During 2014, the Named Executive Officers had performance share units (PSUs) or restricted stock unit awards (RSUs) vested, and they exercised stock options, as described in the following table:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
John F. Brock	437,614	13,072,673	101,318	4,594,771
Manik H. Jhangiani	—	—	4,745	207,689
William W. Douglas III	247,403	8,938,848	21,690	983,642
Hubert Patricot	88,786	2,808,301	52,215	2,372,650
John R. Parker, Jr.	—	—	14,485	656,895
(1) All stock options exercises during 2014 were pursuant to trading plans established under Rule 10b5-1 of the 1934 Act.
(2) The value of the vested stock awards determined by multiplying the closing trading price of our common stock on the respective award's vesting date by the number of shares underlying the award. Values shown for Messrs. Brock, Douglas and Parker include the value of their 2012 PSU awards that vested on December 29, 2014, but that are not payable until April 2016. Because these awards will be paid in a future year, they are considered nonqualified deferred compensation arrangements, so the values of the awards at vesting (net of taxes withheld) are also included as 2014 contributions in the table in the following section.

Executive Compensation

Nonqualified Deferred Compensation
In addition to the nonqualifed deferred compensation plans described in the CD&A on page 33, the deferred payment terms of certain of the U.S.-based Named Executive Officers incentive awards are considered nonqualified deferred compensation arrangements. These awards include the following:
Deferral of Payouts under Vested PSU Awards
Pursuant to the terms of Messrs. Brock's, Douglas's and Parker's 2012 PSU awards, which vested on December 29, 2014, the shares (and cash equal to hypothetical dividend credits) under the awards may not be distributed until April 2016. On that date, the shares and cash will be distributed to the participant in a lump sum. Because the awards are vested but not payable until a future date, they are considered to be nonqualified deferred compensation arrangements. (Because these awards are vested, i.e., no longer subject to forfeiture), they are not included in the "Outstanding Equity Awards at Fiscal Year-End" table beginning on page 40.
The value of these officers' 2010 and 2011 PSU awards were reported previously as nonqualified deferred compensation contributions when the awards vested in 2013, and the value of 2010 PSU awards are shown as distributions because the awards were paid out to participants in 2014.
Deferral of Vested Retention Award
Under their 2010 employment agreements, Messrs. Brock, Douglas and Parker were each provided a cash retention award if they remained employed through December 31, 2013. These awards fully vested on that date and are shown as 2013 bonus compensation in the Summary Compensation Table on page 37. Because the officers' agreements provided that the award payment would not be made until July 2014, their vested amounts were reported as contributions to a nonqualified deferred compensation arrangement in 2013. The awards were paid in a lump sum in July 2014.
The following table provides information on the Named Executive Officers' participation in these plans.

Name	Executive Contributions in 2014(1) ($)	Company Contributions in 2014(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/Distributions in 2014 ($)	Aggregate Balance at 12/31/2014(4) ($)
John F. Brock

Supplemental Savings Plan	—	16,800	222,044	—	5,021,630
2012 PSU Award	4,630,758	—	(114,489)	—	4,516,269
2011 PSU Award	—	—	97,904	—	4,061,675
2010 PSU Award	—	—	475,203	13,940,589	—
2010 Retention Award	—	—	100,741	6,275,088	—

Manik H. Jhangiani
	—	—	—	—	—
William W. Douglas III

Supplemental Savings Plan	—	16,800	79,580	—	1,234,128
2012 PSU Award	991,345	—	(24,510)	—	966,835
2011 PSU Award	—	—	20,991	—	870,861
2010 PSU Award	—	—	101,888	2,989,042	—
2010 Retention Award	—	—	48,635	3,029,453	—

Executive Compensation

Name	Executive Contributions in 2014(1) ($)	Company Contributions in 2014(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/Distributions in 2014 ($)	Aggregate Balance at 12/31/2014(4) ($)
Hubert Patricot

French Defined Contribution Plan	—	—	5,828	—	148,256
John R. Parker, Jr.

Supplemental Savings Plan	—	16,800	17,308	—	1,657,855
2012 PSU Award	662,039	—	(16,368)	—	645,671
2011 PSU Award	—	—	13,995	—	580,600
2010 PSU Award	—	—	67,926	1,992,693	—
2010 Retention Award	—	—	43,357	2,700,708	—

(1)    The amounts shown as executive contributions under the 2012 PSU award reflects the value of this award on December 29, 2014, less applicable tax withholdings, the date the award became fully vested. The value of this award at vesting (before required tax withholding) is reported in the Options Exercised Stock Vested table on page 42.
(2)    All company contributions to the Supplemental Plan are included in the “All Other Compensation” column of the Summary Compensation Table on page 37.
(3)    Supplemental Plan accounts are deemed to be invested in hypothetical investment options selected by the participant from among a menu of mutual funds offered under the company's 401(k) plan, so the account is credited with gains or losses experienced by these hypothetical investments. Accordingly, the Supplemental Plan does not credit above-market or preferential earnings. Amounts shown for Mr. Patricot reflect his 2014 earnings and December 31, 2014, account balance under our French company’s defined contribution plan, as converted from euros to U.S. dollars using a December 31, 2014, exchange rate of 1.2155. The earnings are derived from actual investments made by the plan's trustee, so they do not reflect any above-market or preferential earnings.
The aggregate earnings under the 2010 and 2011 PSUs reflect the accrual of hypothetical dividend credits that are determined by multiplying the number of stock units under each award by the dividends paid on our common stock during 2014, as well as the increase (or decrease) in the closing trading prices of our stock between December 31, 2013 and December 31, 2014. The earnings on the 2012 PSUs reflect the difference in the closing trading prices of our common stock on December 31, 2014, and December 29, 2014, the date the awards vested. The earnings under the 2010 Retention Award reflect the hypothetical interest credits accrued on the award balance between January 1, 2014 and June 30, 2014. These interest credits were determined by reference to the prime lending rate of SunTrust Bank, Atlanta.
(4) With the exception of the amounts shown as 2014 aggregate earnings, the year-end aggregate balance includes amounts that were reported as compensation in prior years' Summary Compensation Tables. The year-end balances under the Supplemental Savings Plan also include contributions made, and earnings accrued, under Legacy CCE's supplemental savings plan and that were reported in its prior proxy statements. The year-end balances under the 2012 PSU award reflects contributions being reported for the first time, though the grant date value of this award was reported as compensation in prior years' Summary Compensation Table and the value as of the award as of the vesting date is reflected in the Options Exercised Stock Vested table on page 42. For Mr. Patricot, the amounts constituting the year-end balance under the French defined contribution plan were not reported previously in a prior Summary Compensation Table because he did not participate in the plan at any time he was a Named Executive Officer.

Executive Compensation

Potential Payments upon Termination or Change in Control
The “Potential Termination Scenario Summary Table” that begins on page 47 shows the amount of any cash benefits payable, as well as the value of any equity for which vesting is accelerated, upon the following events:

•	involuntary termination without cause;

•
involuntary termination without cause or voluntary termination for good reason within two years of a change in control of the company (i.e., no amounts are payable solely upon a change in control without another triggering event); and

•	death or termination due to disability.

Cash Payments
How the amount of cash payments are determined, and any conditions that must be met to receive such payments, are based on the termination event and as provided for under the applicable plans and/or the officers' employment agreements.

•
Severance payments are provided, for Messrs. Brock, Patricot and Jhangiani, under their employment agreements, and, for Messrs. Douglas and Parker, under the severance plan established for executives in the U.S. The level of benefits and the circumstances under which they are paid are described in the CD&A beginning on page 31.

•
The annual cash incentive award program, or MIP, requires employment through the December 31st of the performance year in order to be eligible for an award. However, payment of a pro rata award based on actual performance and the executive's service during the year will be made in the event of his or her death or termination due to disability. However, Mr. Brock's agreement provides for a full year award based on actual performance under the MIP in the event of his death or termination due to disability.

Equity Treatment
Our equity awards generally provide for accelerated vesting, and extended exercise period for stock options, in the event of the termination scenarios described above. These provisions, which vary based on type of award, the grant year and other circumstances, are summarized in the following charts.
2006 - 2009 Options -- All Vested

Termination Event	Vested Options Exercise Period (After Date of Termination, but Not Exceeding Option Expiration Date)
Involuntary termination without cause or voluntary termination with good reason within two years after a change in control ("Change in Control Termination")	Option expiration date
Involuntary termination without cause ("Severance Termination")	24 months after termination
Death or disability	36 months after termination
Retirement at or after age 55 with at least 5 years of service ("Rule of 60 Retirement") or, for Mr. Patricot, retirement at 65	48 months after termination For Mr. Patricot: 36 months after termination
Other	6 months after termination

Executive Compensation

2010 - 2014 Options

Termination Event	Vesting Treatment of Unvested Options	Vested Options Exercise Period (After Date of Termination)
Change in Control Termination	100% vesting	Option expiration date
Severance Termination
For Messrs. Brock, Douglas and Parker: Pro rata vesting based on service between grant and vesting date, with Mr. Brock receiving an additional year of service under the 2013 and 2014 awards due to meeting Rule of 60 Retirement and with Mr. Parker receiving such additional credit for the 2013 award

For Messrs. Patricot and Jhangiani: Two years of additional service credited, except under the UK approved options which provide for 100% vesting

For Mr. Brock: Option expiration date

For Messrs. Douglas and Parker:
2010-2013 grants, option expiration date, and 2014 grant, 24 months after termination

For Messrs. Patricot and Jhangiani: 24 months after termination, except for their UK approved options that provide for 36 months after termination

Death or disability	100% vesting
For Mr. Brock: 60 months after death or termination due to disability

For Messrs. Douglas and Parker:
2010-2013 grants, 60 months after death or termination due to disability, and 2014 grant, 36 months after such event

For Messrs. Patricot and Jhangiani: 36 months after death or termination due to disability, except for their UK approved options that provide for 12 months after death

Rule of 60 Retirement (Messrs. Patricot and Jhangiani) Only applicable to Messrs. Douglas and Parker for 2014	100% vesting	48 months after retirement, except for the UK approved options that provide for 36 months
Other	Forfeiture	Option expiration date For Messrs. Patricot and Jhangiani: 6 months after termination For 2014 award to Messrs Douglas and Parker: 6 months after termination
2011- 2014 Performance Share Unit Awards
If a Named Executive Officer’s employment with the company terminates before his 2011 through 2014 performance share unit (PSU) awards have vested, the following terms apply:

Termination Event	Applicable Terms
Severance Termination
Service-vesting condition waived on pro rata portion of the award earned if any, based on satisfaction of performance-vesting conditions

For Mr. Brock's 2013 and 2014 PSUs, one additional year of service credited because Rule of 60 Retirement met; this feature applicable to Messer. Douglas and Parker for 2013 only

Rule of 60 Retirement
For Messrs. Patricot and Jhangiani for all awards and, for Messrs. Douglas and Parker for their 2014 awards: Service-vesting conditions waived on a pro rata basis of the award earned, if any, based on satisfaction of performance-vesting conditions

Death, disability or Change in Control Termination
Service-vesting conditions are waived on 100% of the target award if the event occurs prior to the end of the performance period and on 100% of the portion of the award that has been earned if the event occurs after the end of the performance period

Other	100% of award forfeited immediately

Executive Compensation

Restricted Stock Unit Awards
Mr. Jhangiani and Mr. Patricot are the only Named Executive Officers who hold outstanding restricted stock units (RSUs). If their employment with the company terminates before the RSU awards are fully vested, the following terms apply:

Termination Event	Applicable Terms
Severance Termination
For Mr. Jhangiani:
10/1/2012 award: 100% vesting
11/5/2012 award: Service-vesting condition waived on pro rata portion of the award based on service between the grant date and the vesting date

For Mr. Patricot's 2014 award: 100% vesting

Death, disability, Severance Termination or Change in Control Termination	100% vesting
Voluntary termination for good reason	For Mr. Jhangiani's 10/1/2012 award: 100% vesting
Other	100% of award forfeited immediately
Potential Termination Scenario Summary Table
The table below reflects potential amounts that would be paid if the specified hypothetical event occurred on December 31, 2014. The amounts shown reflect only the additional payments or share values that a Named Executive Officer would have received upon the occurrence of the respective triggering events listed below; they do not include the amounts of any payments that he would have earned without regard to the event or any equity award values for which vesting has not been accelerated or performance requirements waived on account of the triggering event. Other relevant assumptions and explanations are provided in the footnotes following the table.

Name	Payment Type	Involuntary Termination w/o Cause(1)	Termination within 2 Years of a Change in Control(2)	Death / Disability	Retirement
John F. Brock	Cash (3)	$3,000,000	$4,500,000	$—	$—
	Value of PSU after Vesting Acceleration(4)	11,559,329	11,559,329	11,559,329	—
	Intrinsic Value of Options after Vesting Acceleration(4)	993,929	993,929	993,929	—
	Total	$15,553,258	$17,053,258	$12,553,258	$—

Manik H. Jhangiani(5)	Cash(3)	$950,558	$1,425,838	$—	$—
	Value of RSUs/PSUs after Vesting Acceleration(4)	1,038,932	2,717,540	2,717,540	—
	Intrinsic Value of Options after Vesting Acceleration(4)	248,900	276,767	276,767	—
	Total	$2,238,390	$4,420,145	$2,994,307

William W. Douglas III	Cash(3)	$1,130,000	$1,695,000	$—	$—
	Value of PSU after Vesting Acceleration(4)	811,407	2,349,364	2,349,364	—
	Intrinsic Value of Options after Vesting Acceleration(4)	124,226	199,178	199,178	—
	Total	$2,065,633	$4,243,542	$2,548,542	$—

Executive Compensation

Name	Payment Type	Involuntary Termination w/o Cause(1)	Termination within 2 Years of a Change in Control(2)	Death / Disability	Retirement
Hubert Patricot	Cash(3)	$2,640,440	$2,640,440	$—	$—
	Value of PSU after Vesting Acceleration(4)	3,318,766	5,596,306	5,596,306	1,890,460
	Intrinsic Value of Options after Vesting Acceleration(4)	674,896	707,051	707,051	707,051
	Total	$6,634,102	$8,943,797	$6,303,357	$2,597,511

John R. Parker, Jr.	Cash(3)	$999,000	$1,498,500	$—	$—
	Value of PSU after Vesting Acceleration(4)	979,380	1,564,769	1,564,769	29,269
	Intrinsic Value of Options after Vesting Acceleration(4)	111,348	132,785	132,785	64,310
	Total	$2,089,728	$3,196,054	$1,697,554	$93,579
(1) Although the terms of the plans, the Named Executive Officers' employment agreements, and the equity awards may vary slightly, “cause” is generally defined as (a) gross misconduct by the executive that is materially detrimental to the company, (b) acts of personal dishonesty or fraud by the executive toward the company, or (c) the executive’s conviction of a felony.
(2) In order for severance benefits to be paid or equity awards vested following a change in control of the company, the Named Executive Officer must, within two years of the change in control event, be terminated by the company without cause, as defined above, or the executive must voluntarily terminate his employment for good reason. "Good reason" generally means (a) a material diminution of duties, responsibilities or authority, (b) a reduction in salary or annual target MIP award opportunity, or (c) a change in work location.
(3)      The cash amounts shown are comprised of the following items:

•
For Messrs. Brock and Jhangiani, the amounts shown are the cash payments provided for under their employment agreements, and, for Messrs. Douglas and Parker, under the Executive Severance Plan. In the event the officer is involuntarily terminated without cause, the amounts are equal to his annual base salary as of December 31, 2014, plus his MIP target award. In the event of a Change in Control Termination, the amounts are equal to the officer’s annual base salary as of December 31, 2014, plus his MIP target award, multiplied by 1.5.

•
For Mr. Patricot, the amount shown for each termination event is the cash payment provided for under his employment agreement, which is equal to his annual salary as of December 31, 2014, plus his MIP target award, multiplied by two.

•	For Messrs. Patricot and Jhangiani, the conversion to U.S. dollars from BPS is based on the December 31, 2014, exchange rate of 1.5532.
(4)      Amounts shown reflect the intrinsic value of stock-based awards and options with respect to which, under the terms of the applicable grant documents and/or employment agreements, (i) service conditions to vesting would be waived upon the occurrence of the termination scenario, and/or (ii) any applicable performance conditions that have not previously been satisfied would be waived under such scenario. The values are based on a December 31, 2014, closing stock price of $44.22.
(5) As noted above, the terms of Mr. Jhangiani's new hire RSU award granted on October 1, 2012, provides for 100% vesting upon his voluntary termination for good reason. Based on the closing price of our stock on December 31, 2014, the value of the stock Mr. Jhangiani would receive in the event of such a termination event would be $279,824.

Executive Compensation

Equity Compensation Plan Information
The following table gives information about our shares of common stock that may be issued upon the exercise of stock options, warrants, and rights under all of our equity compensation plans as of December 31, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)		Number of securities remaining available for further issuance under equity compensation plans (excluding the securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	10,929,382	(2)	$24.98	(3)	8,024,158	(4),(5)
Equity compensation plans not approved by security holders	—		N/A		—
Total	10,929,382		$24.98		8,024,158
(1)  The Coca-Cola Enterprises, Inc. Long-Term Incentive Plan (the “Legacy Plan”), the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “2010 Plan”) and the Coca-Cola Enterprises, Inc. Nonqualified Deferred Compensation Plan for Nonemployee Directors (the “Directors Plan”) were adopted by us and approved by our sole shareowner, Legacy CCE, prior to, and contingent upon, the completion of the Transaction described on page 31of this proxy statement. Further, the material terms of the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (As Amended and Restated Effective February 7, 2012, was approved by our shareholders on April 24, 2012 (also referred to as the "2010 Plan").
(2)  Represents shares of our common stock issuable pursuant to the following outstanding equity awards:

•	Under the Legacy Plan: 3,536,089 stock options;

•
Under the 2010 Plan: 5,011,644 stock options, 423,192 unvested restricted stock units, 399,533 vested performance stock units that are payable in the future and 971,213 unvested performance share units (assuming the level of attainment of the performance-vesting requirements for 745,449 of the unvested performance share units result in target-level awards); and

•	Under the Directors Plan: 587,711 fully vested phantom stock units that are only payable following the director’s departure from the board.
(3)  The weighted-average exercise price shown in column (b) relates to the 8,547,733 outstanding stock options under the Legacy Plan and 2010 Plan.
(4)  Represents shares of our common stock issuable pursuant to future awards under the 2010 Plan as of December 31, 2014. We note that the shares authorized for issuance under the Legacy Plan and under the shareowner-approved component of the Directors Plan were to be related solely to the conversion of outstanding awards made by Legacy CCE on October 2, 2010, and, pursuant to the terms of these plans, no additional awards may be granted. Therefore, there are no shares still available for issuance under the Legacy Plan or the shareowner-approved component of the Directors Plan.
(5)  The number of shares remaining for further issuance under each of the following equity compensation plans approved by shareowners are not presently determinable, as explained below.

•
Under the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors, shares are issued to the extent that a participant’s deferred compensation account is credited with phantom stock units. In addition to the phantom stock units related to the participants’ voluntary deferrals of their compensation, the plan provides for quarterly credits of phantom stock units equal in value to $30,000, with the number of such units based on the closing price of our stock on the last trading day of the previous quarter. This plan will terminate on October 2, 2020, unless extended by our board and approved by our shareowners.

•
Under the Coca-Cola Enterprises UK Employee Share Plan (the “UK Plan”), shares are purchased on the open market only to the extent that employees of our subsidiary in the United Kingdom elect to contribute from their pay, as well as for matching contributions made by their employer. Such matching contributions are equal to the participant’s contributions, up to a maximum of 3% of pay or £125 each month. With limited exceptions, matching contributions vest only after one year of continued employment and of holding the related shares. Participants may obtain favorable tax treatment of shares acquired under the UK Plan if the shares remain in the participant’s account for three to five years. This plan will terminate on October 2, 2020, unless extended by our board of directors and approved by our shareowners.

•
Under the Belgian and Luxembourg Stock Savings Plan (the “Belgian Plan”), shares are purchased on the open market only to the extent that employees of our subsidiaries in Belgium and Luxembourg elect to contribute from their pay, as well as matching contributions made by their employer. Participant contributions are used to purchase shares of our common stock, and the participant’s employer makes a matching contribution equal to 20% of the participant's contributions, which is used to purchase one share of our common stock for the participant’s account. Shares acquired under the Belgian Plan must remain in the participant’s account for two years (four years for participants in Luxembourg). This plan will terminate on October 2, 2020, unless extended by our board of directors and approved by our shareowners.

Executive Compensation

PROPOSAL 2
APPROVAL, BY A NON-BINDING ADVISORY VOTE, OF OUR EXECUTIVE OFFICERS' COMPENSATION (THE "SAY ON PAY" VOTE)

At last year's annual meeting, we provided our shareowners with the opportunity to cast an advisory vote regarding the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2015 Annual Meeting of Shareowners. At our 2014 annual meeting, our shareowners overwhelmingly approved the proposal, with more than 96% of the votes cast voting in favor of the proposal. This year we are again asking our shareowners to vote “For” the compensation of our executive officers, as described in the Compensation Discussion and Analysis section that begins on page 23.
We believe that our executive compensation program is designed to support the company's long-term success by achieving the following objectives:

•	Attracting and retaining talented senior executives;

•	Tying the majority of executive pay to company and individual performance;

•	Supporting our annual and long-term business strategies; and

•	Aligning executives' interests with those of our shareowners.
We urge shareowners to read the Compensation Discussion and Analysis (“the CD&A”), as well as the Summary Compensation Table and related tables and narrative that follow it. The CD&A provides detailed information regarding our executive compensation program, policy and processes, as well as the compensation of our Named Executive Officers.
The board of directors requests that shareowners approve the following resolution at the 2015 annual meeting:
RESOLVED, that the shareowners of Coca-Cola Enterprises, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative in the Proxy Statement for the Company's 2015 Annual Meeting of Shareowners.
Because this vote is advisory, it will not be binding upon the board of directors or the Human Resources and Compensation Committee. However, the Human Resources and Compensation Committee will take the outcome of the vote into account when considering future executive compensation arrangements.
Recommendation of the Board of Directors
Our board of directors unanimously recommends that you vote FOR the above resolution approving, on an advisory basis, our executive officers' compensation.

Audit Matters

AUDIT MATTERS
Audit Committee Report
The Audit Committee of the Board of Directors is comprised of directors who are independent directors, as defined under the New York Stock Exchange corporate governance listing standards. The committee operates under a written charter adopted by the Board of Directors. Pursuant to that charter, the committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

●	The quality and integrity of the company’s financial statements and financial reporting process;

●	The adequacy and effectiveness of the company’s internal control over financial reporting, as well as its disclosure controls and procedures;

●	The effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing the company;

●	The appointment, compensation, oversight, retention, and termination of the company’s independent auditors, including the selection of the lead audit partner;

●	The independent auditors’ qualifications and independence;

●	The performance of the company’s internal audit function;

●	The company’s compliance with ethics policies and legal and regulatory requirements; and

●	The preparation of the report of the committee to be included in the company’s annual proxy statement.
The committee met five times either in person or by telephone during 2014. In the course of those meetings, the committee met with management, including collective and individual meetings with the Chairman and Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel, the Chief Compliance and Risk Officer, and the Chief Audit Executive, and also met with the Company’s independent auditors, Ernst & Young LLP, both with and without management present.
As stated above, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for the Company’s financial statements and reports, as well as Ernst & Young, which is responsible for expressing an opinion of the conformity of those financial statements to generally accepted accounting principles and for auditing the Company’s internal controls over financial reporting and expressing an opinion on the effectiveness of those controls.
In fulfilling its oversight responsibilities, the committee has reviewed and discussed with management and Ernst & Young the Company's audited financial statements, including the quality, not just the acceptability, of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of the Company's internal controls over financial reporting. The committee reviewed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board, and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States.
Additionally, the committee received the written disclosures and the letter from Ernst & Young to the committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the committee concerning independence, and discussed with Ernst & Young their independence from the Company and its management, including the consideration of non-audit fees and services rendered.
Based on the foregoing reviews and discussions, and in reliance on management and Ernst & Young as described above, the committee recommended to the Board of Directors that the 2014 audited consolidated financial statements of Coca-Cola Enterprises, Inc. be included in the Annual Report of Coca-Cola Enterprises, Inc. on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

	Suzanne B. Labarge, Chair	Curtis R. Welling
	Andrea L. Saia	Phoebe A. Wood
February 9, 2015	Garry Watts

Audit Matters

Other Audit Information

Audit and Non-Audit Fee Table
In connection with its audit of our 2014 financial statements, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms under which Ernst & Young LLP will perform services for us.
The following table sets forth the fees for services Ernst & Young LLP provided in 2014 and 2013 (in thousands):

	2014	2013
Audit fees(1)	$4,796	$5,001
Audit-related fees(2)	403	103
Tax fees(3)	52	65
All other fees(4)	4	2
	$5,255	$5,171
(1)  Represents professional fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, statutory audits of our international subsidiaries’ financial statements, review of the consolidated quarterly financial statements included in our Forms 10-Q, certain accounting consultations, consents issued related to registration statements, and issuance of comfort letters.
(2)  Represents professional fees for pension plan audits, IFRS advisory services, certain accounting consultations, and other attest engagements.
(3)  Represents professional fees for tax advisory services for assistance with analyses of tax laws, regulations and other rules.
(4)  Represents subscription fees to an on-line accounting research tool.

Pre-Approval by Audit Committee
Under the Audit Committee’s charter, which can be found on our website at www.cokecce.com under “About CCE,” then “Corporate Governance,” the committee is required to give advance approval of any audit and non-audit services to be performed by our auditors, provided that any such non-audit services are not otherwise prohibited. There is no de minimis exception to the committee’s preapproval procedures. All of the non-audit services were approved by the committee to ensure compatibility with maintaining Ernst & Young LLP’s independence.

Audit Matters

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee, which is composed entirely of independent directors, has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Our board of directors has unanimously endorsed this appointment. Ernst & Young has served as Legacy CCE’s and our independent auditors since 1986, and our management considers the firm to be well qualified.
While the Audit Committee is responsible for the appointment, compensation, oversight, retention, and termination of the independent registered public accounting firm, the Audit Committee and our board are requesting, as a matter of policy, that the shareowners ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify the appointment, the Audit Committee may investigate the reasons for shareowner rejection and may consider whether to retain Ernst & Young LLP or to appoint another independent registered public accounting firm. Furthermore, even if the the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareowners.
A formal statement by representatives of Ernst & Young LLP is not planned for the annual meeting. However, Ernst & Young LLP representatives are expected to be present at the meeting and available to respond to appropriate questions.

Recommendation of the Board of Directors
Our board of directors unanimously recommends that you vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.

Questions and Answers

QUESTIONS AND ANSWERS

Annual Meeting
What is the purpose of this meeting?
This is the annual meeting of the company’s shareowners. At the meeting, we will be voting upon:

•	the election of directors whose terms will expire in 2016;

•	the approval, by a non-binding advisory vote, of our executive officers' compensation;

•	the ratification of our Audit Committee’s choice of our independent registered public accounting firm for 2015; and

•	any other business that may properly come before the meeting.
How do the directors of the company recommend that I vote?
The board of directors unanimously recommends that you vote:

PROPOSAL 1:
FOR the election of Jan Bennink, John F. Brock, Calvin Darden, L. Phillip Humann, Orrin H. Ingram II, Thomas H. Johnson, Suzanne B. Labarge, Véronique Morali, Andrea L. Saia, Garry Watts, Curtis R. Welling, and Phoebe A. Wood as directors of the company for terms expiring in 2016;

PROPOSAL 2:	FOR the approval of our executive officers' compensation; and
PROPOSAL 3:	FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2015.
What do I need to bring with me in order to attend the annual meeting?
If you are a shareowner of record, you will need to bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any proxy card that is sent to you. Otherwise, you will be admitted only upon other verification of record ownership at the admission counter.
If you own shares held in street name, bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your bank, broker, or other record holder indicating that you beneficially owned shares of our common stock on March 2, 2015. We can use that to verify your beneficial ownership of common stock and admit you to the meeting. If you intend to vote at the meeting, you also will need to bring to the meeting a legal proxy from your bank, broker, or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.
Additionally, all persons will need to bring a valid government-issued photo ID to gain admission to the meeting. Please note that, for safety and security reasons, cellular telephones, cameras, sound or video recording equipment, other electronic devices, and large bags, briefcases and packages will not be allowed in the meeting room.
How is the meeting conducted?
We intend to conduct the meeting in an orderly and timely manner. Rules of conduct for shareowners who wish to address the meeting will be distributed at the meeting. We cannot assure that every shareowner who wishes to speak on an item of business will have the opportunity to do so. The chair of the meeting may rely upon the rules of conduct, applicable law, and his best judgment regarding disruptions or disorderly conduct to ensure that the meeting is conducted in an orderly manner. After the meeting is over, the shareowners will be given the opportunity to ask questions of our executives and directors present at the meeting.

Questions and Answers

Could additional proposals be raised at the 2015 Annual Meeting?
We do not know of anything else that will come before the annual meeting, including any adjournments of it, that has not been discussed in this proxy statement. If other matters properly come before the meeting, the persons named in the proxy card will vote the shares for which they hold proxies in their discretion.

Voting and Proxy Materials
What is a proxy?
Our board of directors is asking for your proxy, which is a legal designation of another person to vote the shares you own. We have designated two officers of the company, Suzanne N. Forlidas and John R. Parker, Jr. to vote your shares at the meeting in the way you instruct and, with regard to any other business that may properly come before the meeting, as they think best.
Who may vote?
Common stock shareowners of Coca-Cola Enterprises, Inc. whose shares are recorded directly in their names in our stock register (“shareowners of record”) at the close of business on March 2, 2015, may vote their shares on the matters to be acted upon at the meeting. Shareowners who hold shares of our common stock in “street name,” that is, through an account with a bank, broker, or other holder of record, as of such date may direct the holder of record how to vote their shares at the meeting by following the instructions that the street name holders will receive from the holder of record.
A list of shareowners entitled to vote at the meeting will be available for examination at our principal executive offices located at 2500 Windy Ridge Parkway, Atlanta, Georgia 30339, for a period of at least 10 days prior to the meeting and during the meeting. The stock register will not be closed between the record date and the date of the meeting.
How do I vote?
If you meet the above qualification, you may vote in one of the following four ways:
By the Internet
Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on April 27, 2015.
By Telephone
On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on April 27, 2015.
By Mail
If you are a shareowner of record and elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.
At the Annual Meeting
Whether you are a shareowner of record or a street name holder, you may vote your shares at the annual meeting if you attend in person. See “What do I need to bring with me in order to attend the annual meeting?” above.

Questions and Answers

Even if you plan to attend the annual meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and your vote is recorded and confirmed immediately.
Why haven’t I received a printed copy of the proxy materials and 2014 annual report?
On or about March 18, 2015, we will mail a Notice of Internet Availability of Proxy Materials to our shareowners who have not previously requested the receipt of paper proxy materials advising them that they can access this proxy statement, the 2014 annual report and voting instructions over the internet at www.proxyvote.com. You may then access these materials and vote your shares over the internet or by telephone. The notice contains a 12-digit control number that you will need to vote your shares over the internet or by telephone. Please keep the notice for your reference through the meeting date.
Alternatively, you may request that a printed copy of the proxy materials be mailed to you. If you want to receive a paper copy of the proxy materials, you may request one over the internet at www.proxyvote.com, by calling toll-free 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before April 14, 2015, to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, we will continue to send these materials to you by e-mail unless you change your election.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
This means that your shares are registered differently and are held in more than one account. To ensure that all your shares are voted, please either vote each account over the internet, by telephone, or sign and return by mail all proxy cards or voting instruction forms. If you are a shareowner of record, we encourage you to register all of your shares in the same name and address by writing the Shareholder Services Department at our transfer agent, Computershare Limited, at P.O. Box 358015, Pittsburgh, PA 15252-8015, or by phone at 1-800-418-4CCE (4223). If you hold your shares in street name, you should contact your bank or broker and request consolidation.
How do I revoke my proxy?
You may revoke your proxy before it is voted at the meeting by:

•	Submitting a later vote by internet or telephone;

•	Submitting a new proxy card or voting instruction form with a later date;

•	Notifying the company before the meeting by writing to: Corporate Secretary, Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339; or

•	Voting in person at the meeting.
Attendance at the meeting will not revoke a proxy unless the shareowner actually votes in person at the meeting.
How will a quorum be determined?
The holders of a majority of shares of our common stock outstanding on March 2, 2015, the record date, must be present at the meeting, either in person or by proxy, to constitute a quorum. A quorum is necessary before any business may be conducted at the meeting. If a quorum is not present at the meeting, the meeting may be adjourned from time to time until a quorum is present.
As of the record date, 232,970,385 shares of our common stock were outstanding and entitled to vote. Each share has one vote. The Notice of Internet Availability of Proxy Materials that is sent to you, or the proxy card or voting instruction form that is included in the proxy materials mailed to you if you have requested delivery by mail, will show the number of shares that you are entitled to vote.
If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to provide voting instructions on any of the proposals listed on the proxy card. If your shares are held in street name, these shares also will be counted for purposes of determining the presence or absence of a quorum for the transaction of business to the extent such nominee exercises its discretion to vote your uninstructed shares on certain matters at the annual meeting.

Questions and Answers

What is a “broker non-vote?”
Under the rules that govern brokers, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”), but they do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”
What are the voting requirements that apply to the proposals discussed in this proxy statement?

Proposal		Vote Required	Discretionary Voting Allowed?
1.	Election of Directors	Majority of votes cast FOR than AGAINST	No
2.	Advisory Vote on Our Executive Officers' Compensation	Majority of shares present and entitled to vote	No
3.	Ratification of Registered Independent Public Accounting Firm	Majority of shares present and entitled to vote	Yes
A “majority of votes cast FOR than AGAINST” means a director nominee receives more "for" votes than "against" votes.
A “majority of shares present and entitled to vote” means that a proposal receives a number of “for” votes that is a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting.
“Discretionary voting” occurs when a broker does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules that govern brokers permit them to vote. As noted above, when brokers are not permitted under the rules that govern them to vote the beneficial owner’s shares on a proposal without instruction from the beneficial owner, the affected shares are referred to as “broker non-votes” with respect to such proposal.
Although the advisory votes on Proposal 2 are non-binding, as provided by law, our board will review the results of the votes and, consistent with our record of shareowner engagement, will take the results into account in making future determinations concerning our executive officers' compensation.
What is the effect of abstentions and broker non-votes?
Under Delaware law (under which the company is incorporated), abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote “against” the advisory vote on our executive officers' compensation and the ratification of the selection of our registered independent public accounting firm, but will not have an effect on the election of directors given that they are not counted as a “vote cast.”
Brokers are not permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or matters related to executive compensation. Because broker non-votes are not considered under Delaware law to be entitled to vote at the meeting, they will have no effect on the outcome of the vote on the election of directors or the advisory vote on our executive officers' compensation. As a result, if you hold your shares in street name and you do not instruct your broker how to vote your shares on these matters, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted.

Questions and Answers

How are shares for which I am the shareowner of record voted if I give no specific instruction?
We must vote your shares as you have instructed. If there is a matter on which you, as a shareowner of record, have given no specific instruction but have authorized us generally to vote the shares, they will be voted as follows: “FOR” each of the nominees for director listed in this proxy statement, “FOR” the approval of the advisory vote on the company’s executive officers' compensation, and “FOR” the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2015. This authorization would exist, for example, if a shareowner of record merely signs, dates and returns the proxy card but does not indicate how the shares are to be voted on one or more proposals.
What if other matters come up at the meeting?
The company is not aware, as of the date of this proxy statement, of any other matters to be voted on at the meeting. If any other matters are properly brought before the meeting for a vote, all shares represented at the meeting will be voted in our discretion on such matters (other than shares that are voted by the holder in person at the meeting).
Are votes confidential? Who counts the votes?
We will hold the votes of all shareowners in confidence from directors, officers, and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the company;

•	in case of a contested proxy solicitation;

•	to allow the independent inspectors of election to certify the results of the vote; or

•	if you write comments to us on the proxy card or voting instruction form.
We have retained Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate the votes. Additionally, representatives of Broadridge will serve as inspectors of election to determine the existence of a quorum and the validity of proxies and ballots, to certify the voting results and to perform any other related acts required under Delaware law.
Who is paying the costs of the proxy and proxy solicitation?
We are paying the costs related to the preparation, printing, and distribution of all of the proxy materials. Some of our directors, officers, or employees may also solicit shareowners by mail, email, facsimile, telephone, or personal contact. None of these individual solicitors will receive additional or special compensation for doing this. Additionally, we reimburse banks, brokers, fiduciaries, and custodians for their costs in forwarding proxy materials and obtaining voting instructions from their customers.
I share an address with another shareowner, and we received only one paper copy of the proxy materials and annual report. How may I obtain an additional copy of these materials?
The rules of the Securities and Exchange Commission (“SEC”) permit us, under certain circumstances, to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual reports to any household at which two or more shareowners reside. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses.
In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials or, if you previously requested to receive paper proxy materials by mail, one proxy statement and annual report to shareowners who share an address (unless we received contrary instructions from the affected shareowners prior to the mailing date). We will mail a separate copy of any of these documents, if requested. Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by shareowners who share an address and are currently receiving multiple copies, can be made by shareowners of record by contacting our corporate secretary at Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339, or by telephone at 678-260-3000. Such requests by street name holders should be made through their bank, broker, or other holder of record.

Questions and Answers

Where and when will I be able to find the voting results?
You can find the official results of voting at the meeting in our Current Report on Form 8-K to be filed within four business days after the annual meeting concludes and available on the SEC's website (www.sec.gov) or on our website (www.cokecce.com). If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Communications and Shareholder Proposals
How can I communicate with the presiding director, the board, and its committees?
Any interested party may communicate with the presiding director of the board, any of its committees, the nonmanagement directors, or one or more of the individual members of the board by directing correspondence to such group or persons in care of the corporate secretary at Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.
Our Audit Committee has also established a confidential and anonymous ethics and compliance hotline that can be used to report, among other things, concerns about questionable accounting or auditing matters. Reports can be made by calling 1-877-627-8685.
How do I submit a proposals for action at the 2016 annual meeting?
Nominations of persons for the election to our board of directors and the proposal of other business for consideration by the shareowners at the 2016 annual meeting of shareowners will be acted upon only in the following circumstances:

•
if the proposal is to be included in next year’s proxy statement pursuant to the SEC’s Rule 14a-8 or other applicable rules, the proposal (meeting all of the requirements set forth in such rules and related SEC rules and interpretations) is received by our corporate secretary on or before November 4, 2015; or

•
if the proposal is not to be included in next year’s proxy statement, pursuant to our by-laws, a proposal (meeting all other requirements set forth in our by-laws) is received by our corporate secretary after December 31, 2015, but on or before January 29, 2016, (unless the 2016 annual meeting is not scheduled to be held within the period between March 30 and July 8, in which case our by-laws prescribe an alternate deadline). These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

The summary in the two bullet points above is not intended to be complete and is qualified by the text of our by-laws, which are available upon request from our corporate secretary, and the SEC's Rule 14a-8.
In addition, the shareowner proponent or a representative of the proponent must appear in person at the 2016 annual meeting to present such proposal.
Any shareowner submissions should be sent to us by certified mail, return receipt requested, addressed to: Corporate Secretary, Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.

Coca-Cola Enterprises, Inc.
Atlanta, Georgia

March 11, 2015

APPENDIX A
COCA-COLA ENTERPRISES, INC.
RECONCILIATION OF GAAP TO NON-GAAP INCOME (a)
(Unaudited; in millions, except per share data which is calculated prior to rounding)

	Full-Year 2014
	Cost of Sales	Selling, Delivery, and Administrative Expenses	Operating Income	Other Nonoperating (Expense) Income	Income Tax Expense	Net Income	Diluted Earnings Per Share
Reported (GAAP) (b)	$5,291	$1,954	$1,019	$(7)	$230	$663	$2.63
Items Impacting Comparability:
Mark-to-Market Effects (c)	13	(11)	(2)	—	(1)	(1)	—
Restructuring Charges (d)	—	(81)	81	—	26	55	0.22
Other Items (e)	(2)	—	2	8	2	8	0.03
Net Tax Items (g)	—	—	—	—	6	(6)	(0.03)
Comparable (non-GAAP)	$5,302	1,862	1,100	1	263	$719	$2.85
	Diluted Weighted-Average Shares Outstanding						252

	Full-Year 2013
	Cost of Sales	Selling, Delivery, and Administrative Expenses	Operating Income	Other Nonoperating (Expense) Income	Income Tax Expense	Net Income	Diluted Earnings Per Share
Reported (GAAP) (b)	$5,350	$1,948	$914	$(6)	$138	$667	$2.44
Items Impacting Comparability:
Mark-to-Market Effects (c)	(7)	—	7	—	2	5	0.02
Restructuring Charges (d)	(5)	(115)	120	—	37	83	0.30
Tax Indemnification Changes (f)	—	(5)	5	—	2	3	0.01
Net Tax Items (g)	—	—	—	—	71	(71)	(0.26)
Comparable (non-GAAP)	$5,338	1,828	1,046	(6)	250	$687	$2.51
	Diluted Weighted-Average Shares Outstanding						273

(a) These non-GAAP measures are provided to allow investors to more clearly evaluate our operating performance and business trends. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results. The adjusting items are based on established defined terms and thresholds and represent all material items management considered for year-over-year comparability.

(b) As reflected in our U.S. GAAP Consolidated Financial Statements.
(c) Amounts represent the net out of period mark-to-market impact of non-designated commodity hedges.
(d) Amounts represent non-recurring restructuring charges.
(e) Amounts represent charges related to the impairment of our investment in our recycling joint venture in Great Britain.
(f) Amounts represent post-Transaction changes to certain underlying tax matters covered by our indemnification to The Coca-Cola Company for periods prior to the Transaction.
(g) Amounts represent the tax impact of both cumulative nonrecurring items and changes in income tax rates on the year.

APPENDIX B

2014 Compensation Comparator Group Companies

ACH Food	Dean Foods	Kellogg	R.R. Donnelley
Agrium	Diageo North America	Keystone Foods	Reynolds Packaging
Amgen	DSM Nutritional Products	KYOCERA CORPORATION	Rolls-Royce North America
Amway	Eaton	L-3 Communications	S.C. Johnson & Son
ARAMARK	eBay	Land O'Lakes	SAIC
Automatic Data Processing	Ecolab	Lehigh Hanson	Seagate Technology
Avon Products	EMD Millipore	Lend Lease	Southwest Airlines
Ball	First Data	Marriott International	Starbucks Coffee
Barrick Gold of North America	Freeport-McMoRan Copper & Gold	Medtronic	Stryker
Baxter International	Gap	MillerCoors	Syngenta Crop Protection
Bristol-Myers Squibb	Gavilon	Mosaic	TE Connectivity
Caesar's Entertainment	General Mills	Navistar International	Texas Instruments
CarMax	Gerdau Long Steel North America	Neoris USA	Textron
Carnival	Goodman Manufacturing	Norfolk Southern	Thermo Fisher Scientific
CBS	Grupo Ferrovial	Novo Nordisk Pharmaceuticals	Thomson Reuters
CEVA Logistics	Henry Schein	Office Depot	TRW Automotive
Colgate-Palmolive	Hilton Worldwide	Parker Hannifin	United States Steel
ConAgra Foods	Illinois Tool Works	Performance Food Group	URS
Covidien	Ingersoll Rand	PPG Industries	Viacom
CSX	Jabil Circuit	Praxair	Waste Management
Cumberland Gulf Group	Jacobs Engineering	Qualcomm	Whirlpool
Daiichi Sankyo

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Annual Shareowners Meeting to Be Held on April 28, 2015
Meeting Information
	Meeting Type:	Annual Meeting
	For holders as of:	March 2, 2015
	Date:	April 28, 2015
	Time:	8:00 AM EDT
	Location:	Cobb Energy Performing Arts Centre 2800 Cobb Galleria Parkway Atlanta, GA 30339
Coca-Cola Enterprises, Inc. 2500 WINDY RIDGE PARKWAY ATLANTA, GA 30339
You are receiving this communication because you hold shares in the above-named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.

M82151-P60270	See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT AND ANNUAL REPORT
How to View Online:
Have available the information that is printed in the box marked by the arrow èXXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow è XXXX XXXX XXXX (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 14, 2015, to facilitate timely delivery.

M82152-P60270
How To Vote Please Choose One of the Following Voting Methods
To Vote By Internet:  To vote by internet, go to www.proxyvote.com. Have the information printed in the box marked by the arrow èXXXX XXXX XXXX available and follow the instructions.
To Vote By Mail:  To vote by mail, request a paper copy of the proxy materials, which will include a proxy card and postage-paid envelope for returning your proxy card.
To Vote In Person:  To vote at the meeting, you will need to request a ballot and complete it there.
ATTENDEES:  Please bring this Notice and a suitable form of personal photo identification for admission to the meeting. No cell phones, cameras, recording equipment or other electronic devices, or large bags, briefcases, or packages will be permitted inside the meeting room. For security purposes, all purses and bags are subject to inspection.

Voting Items

The Board of Directors recommends a vote FOR ALL NOMINEES in Proposal 1.	The Board of Directors recommends a vote FOR Proposal 2.
1. Election of twelve directors for terms expiring at the 2016 annual meeting.	2. Approval, by non-binding vote, of our executive officers' compensation.
NOMINEES:	The Board of Directors recommends a vote FOR Proposal 3.
01) Jan Bennink	3. Ratification of our Audit Committee's appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2015 fiscal year.
02) John F. Brock
03) Calvin Darden
04) L. Phillip Humann
05) Orrin H. Ingram II
06) Thomas H. Johnson	In their discretion, the named proxies are authorized to vote on any other business properly brought before the meeting and at any adjournments or postponements thereof.
07) Suzanne B. Labarge
08) Véronique Morali
09) Andrea L. Saia
10) Garry Watts
11) Curtis R. Welling
12) Phoebe A. Wood

Coca-Cola Enterprises, Inc. Annual Meeting of Shareowners Tuesday, April 28, 2015, 8:00 a.m. EDT Cobb Energy Performing Arts Centre 2800 Cobb Galleria Parkway Atlanta, GA
AGENDA

ELECTION OF TWELVE DIRECTORS
APPROVAL, BY NON-BINDING VOTE, OF OUR EXECUTIVE OFFICERS' COMPENSATION
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2015 FISCAL YEAR

Please bring this portion of the proxy card and a suitable form of personal photo identification for admission to the Annual Meeting.
If you vote these shares over the internet or telephone, there is no need to mail back the proxy card.
The internet and telephone voting facilities will close at 11:59 p.m., EDT, April 27, 2015.
Voting is important - Thank you for voting!

ATTENDEES:
No cell phones, cameras, recording equipment or other electronic devices, large bags, briefcases or packages will be permitted inside the meeting room. For security purposes, all purses and bags are subject to inspection.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M82150-P60270

COCA-COLA ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF COCA-COLA ENTERPRISES, INC.

The undersigned hereby appoints Suzanne N. Forlidas and John R. Parker, Jr., and each of them, with power to act without the other and power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coca-Cola Enterprises, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held April 28, 2015, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR ALL NOMINEES for the election of the twelve directors, FOR Proposal 2, FOR Proposal 3, and as the proxies deem advisable on all other matters that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. If you mark no boxes, these shares will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding boxy on the reverse side.) (Continued and to be signed on reverse side.)

Coca-Cola Enterprises, Inc. 2500 WINDY RIDGE PARKWAY, ATLANTA, GA 30339
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M53801-P33343				KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COCA-COLA ENTERPRISES, INC.
Vote on Directors				Vote on Proposals	For	Against	Abstain
The Board of Directors recommends a vote FOR ALL NOMINEES in Proposal 1.				The Board of Directors recommends a vote FOR Proposal 2.
1. Election of twelve directors for terms expiring at the 2016 annual meeting:				2. Approval, by non-binding vote, of our executive officers' compensation.	☐	☐	☐
NOMINEES:	For	Against	Abstain	The Board of Directors recommends a vote FOR Proposal 3.
01) Jan Bennink	☐	☐	☐	3. Ratification of our Audit Committee's appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2015 fiscal year.
02) John F. Brock	☐	☐	☐		☐	☐	☐
03) Calvin Darden	☐	☐	☐
04) L. Phillip Humann	☐	☐	☐
05) Orrin H. Ingram II	☐	☐	☐
06) Thomas H. Johnson	☐	☐	☐
07) Suzanne B. Labarge	☐	☐	☐	In their discretion, the named proxies are authorized to vote on any other business properly brought before the meeting and at any adjournments or postponements thereof.
08) Véronique Morali	☐	☐	☐
09) Andrea L. Saia	☐	☐	☐
10) Garry Watts	☐	☐	☐
11) Curtis R. Welling	☐	☐	☐	For address changes and/or comments, please check this box and write them on the back where indicated.
12) Phoebe A. Wood	☐	☐	☐				☐

NOTE: Please sign, date, and return your instructions promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such.

Signature (PLEASE SIGN WITHIN BOX)			Date	Signature (Joint Owners)	Date